As filed with the Securities and Exchange Commission on December 5, 2007

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL ENERGY INC.
(Name of small business issuer in its charter)

Nevada	2860	86-0951473
(State or jurisdiction of incorporation or	(Primary Standard	(IRS Employer Identification Number)
organization)	Industrial
	Classification Code
	Number)

7 Jabotinski Street, Ramat Gan, Israel, 52520
Tel Number: +972 (77) 202-5444
(Address and telephone number of principal executive offices)

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	[X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	[ ]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum Offering	Proposed Maximum Aggregate
Securities to be Registered	Amount to be Registered	Price Per Share	Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	6,000,000(1)	$0.45(3)	$2,700,000
	600,000(2)	$0.45(3)	270,000
Total:	6,600,000		$2,970,000	$92

(1) Consists of shares of the registrant’s common stock issuable upon the conversion of debentures, each as described in the prospectus. In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also registers an indeterminate number of shares of common stock to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Consists of shares of the registrant’s common stock issuable upon the exercise of outstanding warrants to purchase shares of the registrant’s common stock, each as described in the prospectus. In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also registers an indeterminate number of shares of common stock to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, and based upon the average of the bid and asked prices of the registrant's common stock as reported on the Over-the-Counter Bulletin Board on November 29, 2007.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED DECEMBER 5, 2007)

6,600,000 Shares

GLOBAL ENERGY INC.
Common Stock

This prospectus relates solely to the resale of an aggregate of 6,000,000 shares of our common stock issuable upon conversion of secured convertible debentures, issued or to be issued, pursuant to the Securities Purchase Agreement, dated as of July 6, 2007, and up to an aggregate of 600,000 additional shares of our common stock issuable upon exercise of warrants that we issued in connection with this transaction. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares.

The selling stockholder listed beginning on page 35 of this prospectus (including their pledges, assigns or other successors-in-interest) may offer the shares from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder. Upon the exercise of the warrants by payment of cash, however, we will receive aggregate proceeds of $1,455,000, which is based on a weighted average exercise price of $2.425 per share.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GEYI.OB.” On November 29, 2007, the last reported sale price of our common stock on the OTC Bulletin Board was $0.549 per share.
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This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See Risk Factors beginning on page 1.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ordinary shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ______________, 2007

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ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus or any prospectus supplement. We and the selling stockholder have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

     This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

     Unless the context otherwise requires, references to "we", "us", "our" or "the Company" refer to Global Energy Inc. and its subsidiaries.

PROSPECTUS SUMMARY

     This prospectus summary highlights selected information contained else wherein this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

The Company

     Our company was organized on February 16, 1999, under the laws of the State of Nevada as Global Smartcards Inc. On April 28, 2003, we changed our name to Global Energy Inc.

     Our mission is to produce and supply significant quantities of alternative future fuels, based on alternative energy producing technologies, which utilize renewable sources for creating viable energy sources while contributing to severe environmental conservation issues.

     On May 2, 2007, we entered into a letter of intent with AlphaKat GMBH, or AlphaKat, pursuant to which we agreed, subject to certain conditions, to purchase the AlphaKat’s KDV 500 turbine technology and assist with the marketing and development of the technology. In connection with the development of the KDV technology and the construction of the plants, we agreed to: (i) provide financial support for the project, (ii) create a joint venture company for the marketing and development of the technology; (iii) purchase three KDV 500 turbines for implementation in Poland, the United States and Israel; (iv) start a regulatory process, including the filing of permit applications at a cost of Euro 100,000; commence monthly payments of Euro 10,000 to Dr. Christian Koch, the owner of AlphaKat, after due diligence on the KDV 500 turbine is completed; and (v) enter into a definitive agreement for the KDV 500 turbine. We are currently working on receiving permits in the United States, Israel, Poland and Romania for the implementation of the KDV 500 turbine. As of the date of this prospectus, we have not ordered any of the KDV 500 turbines.

     On July 10, 2007, we entered into an agreement with AlphaKat based on the letter of intent executed by the parties on May 2, 2007, to produce mineral diesel from Municipality Solid Waste (MSW), using the KDV process, originally developed by AlphaKat and its owner Dr. Christian Koch, over a 30 year period. The process is applicable to biomass waste and any waste containing hydrocarbons, including plastic, textile, rubber, leather, wood, paper, animal and agriculture waste. The KDV depolymerization technology is an alternative-energy source. It provides a patent-protected solution for the simultaneous creation of clean energy and the disposal of waste. The process uses a high speed turbine and a proprietary catalyst to convert and distillate waste into diesel oil. The result is a sulphate free diesel oil that meets the requirements of the EN590 standard for Diesel Oil and is intended for use in trucks and heavy equipment, as well as by major petroleum companies.

In addition, the KDV technology can be applied to:

  Refinery residuals - such as petcock, tar and paraffin which cannot be used today and the disposal of which harms the environment and is very expensive to neutralize;

  Used oil from engines, organic wastes, sewerage sludge and animal manures;

  All types of waste biomass, including such items as the body plant of the corn when extracting oil from the seeds, sunflowers and any other crop where significant amounts of biomass remain in the field after harvesting the food parts; and

  Glycerine – bio-diesel plants produce glycerin, 30% of which can be converted to saleable mineral diesel.

     The product is a diesel fuel suitable for use in any of today's engines. It has Cetane of over 60, as compared to normal diesel oil (52) and super diesel (56), giving the engine greater power and a quieter operation.

i

     As a mineral, the diesel does not require certification from car and engine manufacturers, provided it fulfills the EU standards. The KDV process produced a bio-diesel and therefore is eligible for tax benefits in certain countries.

     On July 9, 2007, we entered into an agreement with Yanai Man Projects Ltd. The purpose of the agreement is the procurement of agricultural knowledge and the growth of vegetation for the purpose of producing crude oil to aid in the process of manufacturing bio-diesel fuel. The first project is to work with an Ethiopian entity to farm castor seeds for castor oil in Ethiopia.

     On October 5, 2007, our majority owned subsidiary, Global Energy Ethiopia PLC, or Global Ethiopia, entered into lease agreements with the Southern Nations Nationalities People's Regional State, Ethiopia, or SNRS, for a 50 year lease of 20,000 hectares of rural land located in the Gamo Gofa zone in the SNRS for the purpose of cultivating castor seeds and 15 hectares of land located in the Gamu Gofa zone, Kucha Woreda, in the SNRS for the purpose of operating an oil crushing plant through an existing facility on the property.

     On October 20, 2007, we entered into an agreement for consulting services with Trianon Partners, or Trianon, and as of October 24, 2007, we entered into a Joint Development Agreement with Trianon. In consideration of the consulting services to be provided by Trianon, we agreed to pay Trianon a fixed fee of $250,000 which is to be paid in equal monthly installments of $10,000 once we determine to commence the construction of the plant, with the balance to be paid upon mechanical completion of the plant. As consideration for the joint development, we agreed to grant an exclusive license to Trianon, throughout the States of Texas, New York and New Jersey to be formed with AlphaKat, to market systems that use a proprietary bio-diesel technology for the conversion of waste to bio-diesel.

     Our strategy is to operate a growing number of our own industrial scale production facilities in several international locations and emerge as a leading supplier of mineral diesel, selling to industrial and governmental customers on every level of the supply chain.

     As of September 30, 2007, we had negative working capital of $517,000 and an accumulated deficit of $1,120,000. Our ability to continue to operate as a going concern is dependent on our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. We have no revenues and have incurred recurring operating losses and an accumulated deficit and have a negative cash flow from operating activities.

     In the event we are unable to successfully raise capital and generate revenues, it is unlikely that we will have sufficient cash flows and liquidity to finance our business operations as currently contemplated. There can be no assurance that additional funds will be available on terms acceptable to us, or at all. These conditions raise substantial doubt about our ability to continue to operate as a going concern.

     Our business address is Moshe Aviv Tower, 7 Jabotinski St., Ramat Gan 52520, Israel, and our telephone number is +972 (77) 202-5444. Our registered agent is Rite, Inc., 1905 South Eastern Ave., Las Vegas NV 89104. Our website is at http://www.global-nrg.biz. The information contained in our website is not incorporated by reference into this prospectus.

The Offering

Securities offered	6,600,000 shares, consisting of 6,000,000 shares issuable upon conversion of secured convertible debentures and 600,000 shares underlying outstanding warrants.

Common stock outstanding	63,187,764 shares as of November 30, 2007.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholder

OTC Bulletin Board symbol	GEYI.OB

Risk factors	The offering involves a high degree of risk. Please refer to “Risk Factors” beginning on page 1 for a description of the risk factors you should consider.

     Unless otherwise indicated, the share information in this prospectus is based on 63,187,764 shares of common stock outstanding as of November 30, 2007. This number excludes the 600,000 shares subject to outstanding warrants and 6,155,021 shares subject to options granted as of November 30, 2007 at a weighted average exercise price of $0.13 per share.

Private Placement of Convertible Debentures and Warrants

     On July 6, 2007, we entered into a Securities Purchase Agreement with YA Global Investments, L.P. (formerly Cornell Capital Partners, L.P.) pursuant to which we agreed to sale and issue up to $4,000,000 of secured debentures convertible into shares of our common stock. As of the date of this prospectus, we issued $2,000,000 of secured convertible debentures, warrants to acquire up to 300,000 additional shares of common stock at a price per share of $2.35 and up to 300,000 additional shares of common stock at a price per share of $2.50. The exercise price and the number of shares issuable upon exercise of the warrants and the conversion price and the number of shares issuable upon conversion of the secured convertible debentures are subject to anti-dilution adjustments and customary adjustments in the event of distributions, reorganizations or fundamental transactions.

     The 10% secured convertible debentures, which mature on October 31, 2010, are convertible by the debenture holder into shares of common stock at a fixed conversion price of $2.20 per share, as may be adjusted. The debentures are secured against all our assets.

     Amortizing payments of the outstanding principal amount of the debentures will commence on the first business day on or after July 31, 2008, continuing on the first business day of each successive calendar month thereafter until the principal amount has been repaid in full. Assuming the issuance of $4,000,000 of debentures, we will be required, commencing on the first business day on or after July 31, 2008, to pay the holder of the debentures the principal amount of $300,000 every month until the principal amount has been repaid in full. In addition, payments of accrued interest will commence on the first business day on or after July 31, 2008, continuing on the first business day of each successive quarter. These payments may be made at our option by cash or by the issuance of our common stock at the lower of (i) $2.20, as may be adjusted, or (ii) 95% of the lowest volume weighted average trading price per share of our common stock during the fifteen (15) consecutive trading days immediately preceding the conversion date, as quoted on the OTCBB.

     There are limitations on the number of shares that can be issued by us in payment of principal and interest, tied to the volume of common stock traded on our principal trading market. If we fail to deliver stock certificates upon the conversion of these debentures at the specified time and in the specified manner, we will be required to make substantial payments to the holders of the debentures.

     Holders of the debentures may require that we redeem any or all of the outstanding debentures upon the occurrence of any one or more events of default specified in the debentures.

     The warrants are exercisable at any time until their expiration date. Holders of the warrants are entitled to exercise their warrants on a cashless basis following the first anniversary of issuance if the registration statement of which this prospectus is a part is not in effect at the time of exercise.

     Holders of debentures are subject to certain limitations on their rights to convert the debentures. The principal limitation is that the holder may not convert into a number of shares that would, together with other shares held by the holder, exceed 4.99% of the then outstanding shares of our common stock after such conversion, unless such limitation is waived by the holder upon not less than 65 days prior notice. The exercise of the Warrants is subject to a similar limitation.

     Under certain circumstances, we will be obligated to pay liquidated damages to the holders of the debentures if the registration statement of which this prospectus is a part is filed late and/or is not declared effective by the Securities and Exchange Commission within 150 days after July 6, 2007. Similar payments will be required if the registration is subsequently suspended beyond certain agreed upon periods. The amount of liquidated damages that may become payable may be substantial.

     The controlling shareholder of our company has also agreed not to sell any of its shares in our company, unless sold in the open market under the restrictions set out in Rule 144.

     We issued these debentures and warrants to purchase our shares of common stock in reliance on an exemption from registration pursuant to Sections 4(2) and 4(6) and Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act. In connection with the private placement, we granted the investors registration rights, pursuant to which we are obligated to file a registration statement for the resale of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. These shares are included in the registration statement on Form SB-2 to which this prospectus relates. See “Selling Stockholder,” beginning on page 35, for more information with respect to the Selling Stockholder and "Transactions with YA Global Investments, L.P," beginning on page 11.

RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information in this prospectus, before deciding to invest in our common stock. We face numerous risks that may prevent us from achieving our goals, including but not limited to the risks described herein. Additional unknown risks may also impair our financial performance and business operations. Our business, financial condition and/or results of operation may be materially adversely affected by the nature and impact of these risks. In such case, the market value of our securities could be detrimentally affected, and investors may lose part or all of their investment.

     If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business. We cannot assure you that we will successfully address these risks.

Risks Related to Our Business

We are a development stage company with a limited operating history, which makes us a speculative investment.

     We are a development stage company that seeks to take advantage of the rights to the technology to manufacture bio-fuel that is intended to be marketed as a new class of bio-fuel, biomass or fuel additive. There can be no assurance that the bio-fuel will gain market acceptance, either from distributors or consumers.

     We have been engaged in organizational activities, including developing a strategic operating plan and entering into contracts. We currently only have five employees. Other than limited testing activities with respect to our bio-fuel, we have not conducted any operations. We have not generated any revenues. Accordingly, we have limited relevant operating history upon which an evaluation of our performance and prospects can be made. Our prospects must be considered in light of inherent risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in new and evolving markets. Such risks include, but are not limited to, risks of unforeseen capital requirements, unforeseen technical problems, failure of market acceptance, failure to establish business relationships and competitive disadvantages against larger and more established companies.

We are unlikely to be able to continue as a going concern in the event we are unable to obtain additional financing.

     We have incurred a net accumulated deficit of $1,120,000 since inception. As of September 30, 2007, we had $21,000 of available cash, but had approximately $61,000 of accounts payable. We have financed our operations to date primarily through the sale of debentures, our common stock and warrants in privately-negotiated transactions with accredited investors. We are unlikely to be able to continue as a going concern unless we are able to obtain additional financing. Future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. These include the ongoing development and testing of our technology, the nature and timing of licensing and sublicensing activities, plant construction, commencement of sales, hiring qualified management and employees, responding to competitive pressures, regulatory requirements, and the availability of financing. The expansion of our business will require us to commit significant capital resources in amounts substantially in excess of our current financial resources. Any needed financing may not be available on acceptable terms. In addition, future equity financings, if any, could be dilutive to then existing stockholders. In the event we do not raise sufficient capital to meet our obligations, we are likely to be unable to continue as a going concern unless we obtain additional financing. If such additional financing is not available you may lose your entire investment in our company.

We may not be able to achieve the objectives set forth in our new business plan.

     The focus of our activities will be building and operating a series of energy processing facilities to produce diesel from municipal solid waste, oil residuals, refinery wastes and biomass. We will work with local partners, which will include companies with the ability to supply large quantities of the required waste.

     We will initially set up three to four “demo” plants in countries where strategic partners able to supply its required waste have already been identified. These countries so far include the United States, Israel and Poland.

     We intend to develop, build and operate a significant number of energy processing plants, capable of producing 10,000 liters of mineral diesel oil per hour each, all based on the environmentally friendly KDV technology.

     We can give no assurance that we will be able to execute the abovementioned objectives. Additionally, we have not commenced the design, engineering, development or construction of any bio-fuel manufacturing plants.

Our business depends on proprietary technology that we may not be able to protect and may infringe on the intellectual property rights of others.

     Our success will depend, in part, on the viability for commercialization of the KDV technology and on the strength of the intellectual property rights relating to the KDV technology. The KDV technology is patented by Dr. Koch and Alphakat only in Germany, the USA and certain other countries. Patents sometimes are difficult to defend and others could independently develop substantially equivalent technology, otherwise gain access to trade secrets relating to the KDV technology, including through analysis or “reverse engineering” of the bio-fuel made with the KDV technology. Accordingly, we may not be able to protect the rights to our patented technology, or we may work in countries where the patent has not been filed. In addition, any agreements with our employees, consultants, advisors, sublicensees and strategic partners restricting the disclosure and use of trade secrets, inventions and confidential information relating to the KDV technology may not provide meaningful protection in the event of unauthorized use or disclosure.

     Third parties may assert that the KDV technology, or the products we or our sub-licensees commercialize using the KDV technology, infringes upon their proprietary rights. We have yet to complete an infringement analysis and, even if such an analysis were available at the current time, it is virtually impossible for us to be certain that no infringement exists, particularly in our case where our products have not yet been fully developed. Furthermore, because we have licensed the KDV technology from Alphakat and Dr. Koch there are additional inherent uncertainties about the origin and ownership of the intellectual property that could contribute to our infringement exposure.

     We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of our or our sub-licensees’ products could be enjoined. Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented. Furthermore, many of the parties bringing claims may have greater resources than we do.

We may not be able to generate revenues.

     We have not generated any revenue and we do not expect to generate any material revenues until after we have successfully operated bio-fuel manufacturing plants and commenced commercial sales. We do not currently anticipate any of this to occur at least until the third quarter of 2008. Any start-up delays due to problems with the physical plant, staffing, permitting or other operational issues would negatively impact us. Any planned manufacturing plants may not achieve projected capacity. Companies to which we grant sublicenses or work with in a joint venture may not be able to produce, market and sell enough bio-diesel to pay us any amounts, or we or they may default on payments and lose rights to the technology. We may not be able to achieve profitable operations from the development of the KDV technology and/or the production of bio-fuel.

Unanticipated problems in our engineering and construction operations may harm our business.

     Our cash flow will depend on our ability and the ability of our joint venture partners to timely design, construct and complete bio-fuel manufacturing plants. If engineering and construction operations are disrupted and/or the economic integrity of these projects is threatened for unexpected reasons (including, but not limited to, technical difficulties, poor weather conditions, and business interruptions due to terrorism or otherwise) our business may experience a substantial setback. As a development stage company, we are particularly vulnerable to events such as these.

We may lose our rights to the KDV technology

     If we do not fulfill our obligations set out in our agreement with Alphakat, we may lose the rights to develop, commercialize and market the KDV technology leaving us without any business.

Our ability to produce and distribute commercial quantities of bio-fuel is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

     While production of bio-fuel from solid waste is a relatively mature technology, the technologies being pursued by us for bio-fuel production have never been utilized on a commercial basis. The bio-fuel we produce using our KDV technology, while intended as a new class of bio-fuel or fuel additive for power generation, heavy equipment, marine use and as a heating fuel, is in fact a new bio-fuel that may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to the KDV technology have been performed in a limited scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never utilized the KDV technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. The KDV technology, when used, may require further research, development, regulatory approvals, environmental permits, design and testing prior to commercialization. Accordingly, the KDV technology or the bio-fuel may not perform successfully on a commercial basis and they may never generate any revenues or be profitable.

The strategic relationships upon which we may rely are subject to change.

     Our ability to successfully sublicense our technology to third parties, to develop and operate manufacturing plants, and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions. These realities may impair our ability to grow.

     To develop our business, we will use our management team's (including those of any future management we retain) business relationships and those of our sublicensees in order to form strategic relationships. These relationships may take the form of joint ventures with other private parties or local government bodies or contractual arrangements with other bio-diesel and alternative fuel companies. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that these relationships will be maintained, particularly if members of our management team leave. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively impacted.

     Moreover, reliance upon strategic partners to manufacture and sell bio-fuel using our KDV technology subjects us to additional risks, including a limited ability to control the quality of such fuel stemming from the failure of such partners to perform in accordance with the terms of agreements that they may enter into with us. Arrangements we enter into with such partners may compete with any bio-fuel that we may manufacture at our own plants and therefore may limit our organic growth.

Our business may suffer if we are unable to attract and/or retain talented personnel.

     We currently have five employees. Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity, and good faith of our management, and on other personnel we may hire. The loss of a key individual by us or our inability to attract suitably qualified replacements or additional staff could adversely impact our business. Our success depends on the ability of our management and employees to interpret market and technical data correctly, as well as respond to economic, market, and other conditions and to manage effectively the production, marketing and sale of bio-fuel fuel using our KDV technology. Furthermore, no assurance can be given that our key personnel will continue their employment with us, or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel, our business may be adversely affected.

Competition may impair our success.

     The market for the manufacture, marketing and sale of bio-fuels (such as bio-diesel) and other alternative fuels is believed to be highly competitive. According to the National Bio-diesel Board (NBB), as of January 31, 2007, there are at least 105 companies that are engaged in the development, manufacture and marketing of bio-diesel fuel, with current production capacity estimated at 864 million gallons per year. The NBB further estimates that another 1.7 billion gallons of annual plant capacity are under development. Such competition could be intense thus driving up the costs of feedstock, plant construction, attracting and retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for bio-fuels (including bio-diesel), sale prices could be depressed. Falling oil prices would also negatively affect demand for and the competitive position of alternative fuels such as our bio-fuel. We will also compete with petroleum fuels.

     Competition from alternative fuels will likely increase with the rise of prices of energy on the commodities market, including oil and bio-diesel, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our sublicensees’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in this business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our sublicensees are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

We may not effectively manage future growth.

     If we achieve rapid growth, it will place a significant strain on our financial, managerial, and operational resources. To achieve and manage growth effectively, we must continue to improve and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business, financial condition or results of operations.

We or our sublicensees may not be able to build or acquire and operate manufacturing plants on an economically viable basis.

     Any manufacturing plants that we or our sublicensees build or acquire may not be capable of production levels that are sufficient for commercial viability. On a long-term basis, we or our sublicensees will be dependent upon the ability to acquire solid waste, oil waste and agricultural products at reasonable prices, and to develop viable outlets for the sale of bio-fuel production. Our future will depend on our or our sublicensees’ ability to engineer, construct and operate future manufacturing plants, and successfully sell the fuel produced from these manufacturing plants.

     Completion of manufacturing plants does not assure a profit on the investment or recovery of construction costs and/or operating costs. Also, environmental damage may greatly increase the cost of operations, and various other field operating conditions may adversely affect the construction of bio-fuel manufacturing plants. These conditions include, but are not limited to, delays in obtaining governmental approvals or consents, shut-downs of operations and plant infrastructure resulting from extreme weather conditions, problems in storage, distribution of fuel, attracting and retaining qualified employees, labor relations and adverse geological and mechanical conditions. Therefore, these uncertainties are likely to have some adverse effect on our revenue and cash flow levels to varying degrees, and may result in the impairment of our business.

Prices and markets for bio-fuel (such as bio-diesel fuel) are unpredictable and tend to fluctuate significantly.

     The price of bio-fuels is determined based on world demand, supply and other factors both with respect to bio-fuels (including bio-diesel) as well as conventional and other alternative fuels, all of which are beyond our control. World prices for bio-diesel fuel have fluctuated widely in recent years and we expect that prices will continue to fluctuate. Price fluctuations will have a significant impact upon our revenue, results of operations and on our general financial condition. Price fluctuations for bio-diesel and other fuel may also impact the investment market, and our ability to raise investor capital. Future decreases in the price of bio-diesel and competing fuels may have a material adverse effect on our financial condition and future results of operations. In addition, in the United States, demand for bio-fuels is affected by certain federal and state tax benefits. The applicability, reduction or repeal of such tax benefits could adversely affect our business. Moreover, the bio-fuel may not be eligible for tax incentives provided to the bio-diesel industry.

Engineering, constructing and operating the bio-fuel manufacturing plants is risky.

     Engineering, constructing and operating the bio-fuel manufacturing plants involve a high degree of risk particularly when new technology such as ours is involved. These risks are more acute in the earlier stages of development. Our expenditures in developing manufacturing plants may not result in commercially viable projects. We cannot project the costs of constructing and operating manufacturing plants due to the inherent uncertainties of future feedstock prices, and the future pricing of oil, diesel fuel, bio-diesel fuel, heating fuel, fuel additives and other alternative fuels, the costs associated with encountering unknown obstacles, and changes in market demands. If construction costs exceed our or our sublicensees’ estimates or if our or our sublicensees’ efforts do not produce results which meet our expectations, our business may not be commercially successful, which would have a material adverse effect on our results of operations and financial condition.

Our technology may become ineffective or obsolete.

     To be competitive in the bio-fuel industry, we may be required to continually enhance and update our KDV technology. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our KDV technology, our ability to manage our business and to compete may be negatively impaired. The impact of technical shortcomings could have a material adverse effect on our prospects, business, financial condition, and results of operations.

As of September 30, 2007, we had approximately $518,000 in principal amount of debt, which if it cannot repay when due, will permit the holders of this debt to seek renegotiation or bankruptcy alternatives, the result of which could terminate implementation of our business plan.

     We have approximately $518,000 in principal amount of debt plus approximately $11,230 in interest outstanding due. For $500,000 of the debt convertible into shares plus approximately $11,230 in interest, we have pledged all our assets as security to YA Global Investments, L.P., the holder thereof. From time to time, we may also have trade debt and equipment financing outstanding. If we are unable to repay any of our obligations when due, our creditors could force our company into bankruptcy or force renegotiation of the terms of our outstanding debt on terms that may be substantially less favorable to us. In either event, our ability to pursue our business plan will be significantly impaired and the equity of our company may become worthless.

     We may not be able to satisfy our debt obligations due to fluctuations in the market price of our common stock.

     We may satisfy our convertible debt obligations to the selling stockholder through the issuance of common stock or cash payments. If the price of our common stock drops considerably, and we cannot satisfy the repayment obligations through the issuance of common stock due to contractual limitations on issuance of securities included in the debentures, we currently do not have sufficient cash to satisfy these debt obligations. Defaulting under our company’s debt obligations may result in the lender exercising its rights under the terms of its security interest to force our company into bankruptcy or otherwise renegotiate the terms of our outstanding debt on terms that may be substantially less favorable to us. In these events were to occur, our ability to pursue our business plan will be significantly impaired and the equity of our company may become worthless.

Our business may be adversely affected by regulatory and environmental risks.

     Our business is subject to environmental risks and hazards and we are subject to environmental regulation implemented and/or imposed by a variety of international conventions as well as federal, state, provincial, and municipal laws and regulations. Environmental laws restrict and prohibit spills, discharges and emissions of various substances produced in association with our bio-fuel manufacturing operations. Environmental laws also require that manufacturing plants be operated, maintained and closed in such a way that satisfies applicable regulatory authorities.

     Compliance with environmental laws can require significant expenditures and a violation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. Compliance with environmental laws may cause us to limit our production, significantly increase the costs of our operations and activities, or otherwise adversely affect our financial condition, results of operations, and/or prospects.

Insurance may be inadequate to cover our liabilities.

     Our manufacturing plant operations, if any, may cause us to have liability for pollution, property damage, personal injury, or other hazards. Even if we obtain insurance to address such risks, insurance policies have limitations on liability that may not be sufficient to cover the full extent of our liabilities. Also some of our risks may not be insurable. If we suffer a significant event or occurrence that is not fully covered by insurance, or if the insurer of such event is not solvent, this could result in a material adverse effect on our results of operations or financial condition.

Our business is subject to local legal, political, and economic factors.

     We expect to operate our business in Europe, Israel, North America, China and Africa. Not all of these areas have stable legal, political and economic conditions. For the areas that do have stable legal, political and economic conditions, there is the risk that these conditions will change. These risks include, but are not limited to, terrorism, military repression, interference with private contract rights, currency fluctuations, inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, restrictions imposed on the alternative fuel industry (such as restrictions on production) and price and export controls. Any changes in alternative fuel, financial incentives, investment regulations, policies or a shift in political attitudes within our operating area are beyond our control and may adversely affect our business and future financial results.

Because our officers and directors are located in non-U.S. jurisdictions, our shareholders may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

     All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state.

Risks Related to our Common Stock

Shares of our common stock may continue to be subject to price fluctuations and illiquidity because our shares may continue to be thinly traded.

     Although a trading market for our common stock exists, the trading volume has historically been insignificant, and an active trading market for our common stock may never develop. There is currently no analyst coverage of our business, and the number of shares in our public “float” is limited. As a result of the thin trading market for our common stock, and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly, and will likely fluctuate more than the stock market as a whole. There may be a limited demand for shares of our common stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTCBB, lack of analyst coverage of our common stock, and a negative perception by investors of stocks traded on the OTCBB; as a result, even if prices appear favorable, there may not be sufficient demand in order to complete a stockholder’s sell order.

     Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our stockholders who attempt to sell their shares in any significant volume may not be able to do so at all, or without depressing the publicly quoted bid prices for their shares.

The market price of our common stock is likely to be volatile.

     The market price of our common stock is likely to be volatile as a result of many factors including, but not limited to:

  the announcement of new products or product enhancements by us or our competitors;

  changes in the market for alternative fuels and generally in the capital markets;

  changes in the social, political and economic climate in the regions in which we operate;

  a lack of public awareness about availability of alternative fuels;

  announcements of technological innovations or new products available to the alternative fuel industry;

  developments concerning intellectual property rights and regulatory approvals;

  fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

  the impact of sales and trading activity with respect to our common stock in the market.

     These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operation and financial condition.

Future sales of common stock or warrants, or the prospect of future sales, may depress our stock price.

     Sales of a substantial number of shares of our common stock or warrants, or the perception that sales could occur, including by the selling stockholder, could adversely affect the market price of our common stock.

We may not be able to attract the attention of brokerage firms for research and support.

     Additional risks may exist due to the fact that we are an OTCBB company that became public without an underwritten offering. Securities analysts of brokerage firms may not provide us with coverage because there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

     Our certificate of incorporation authorizes the issuance of up to 250,000,000 shares of common stock with a par value of $0.001. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of the Company.

Trading of our stock may be restricted by the Securities Exchange Commission's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

     The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

     In addition to the "penny stock" rules described above, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Investors should not anticipate receiving cash dividends on our common stock.

     We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Carrigain Investment Ltd., or Carrigain, owns a significant portion of our common stock and may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders.

     As of April 30, 2007, Carrigain owned approximately 66.4% of our outstanding common stock. Accordingly, Carrigain will be able to exercise significant influence over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our Board of Directors. In addition, Carrigain would be able to exercise significant influence over the outcome of any proposed merger or consolidation of our company. Carrigain’s ownership interest in our company may discourage third parties from seeking to acquire control of our company which may adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

     Certain information contained herein, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “will likely result,” “are expected to,” will continue,” “is anticipated,” “estimate,” “project,” “believe,” “plan”, or similar expressions identify “forward looking statements.” Such statements, including statements relating to our technology, are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We cannot guarantee future results, levels of activity, expenses, performance or achievements. We also undertake no obligation to release publicly any revisions to these forward–looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Among the factors that could cause our actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are our dependence on additional financing; our inability to establish production facilities for our KDV products and to generate revenues from sales of our bio-fuel, diesel and castor oil; our inability to commercialize facilities for our KDV products and to generate revenues from sales of our bio-fuel, diesel and castor oil; our inability to commercialize and develop the technology we have licensed; governmental regulation and oversight, including whether or not we are able to obtain the governmental approvals necessary to allow our bio-fuel to be marketed as "bio-diesel", a fuel additive, or alternatively, to be marketed as a new class of bio-fuel or diesel; market acceptance of our bio-fuel or diesel; unexpected costs and operating deficits and lower than expected revenues; and adverse results of any legal proceedings, including legal proceedings with respect to intellectual property rights. Various other factors that could cause our actual results to differ materially are set forth in “Risk Factors” starting on page 1 and elsewhere herein.

TRANSACTION WITH YA GLOBAL INVESTMENTS, L.P.

     On July 6, 2007, we entered into a Securities Purchase Agreement with YA Global Investments, L.P. (formerly Cornell Capital Partners, LP, hereinafter known as Yorkville) pursuant to which we agreed to issue up to an aggregate principal amount of $4,000,000 of secured convertible debentures to be issued and funded in four separate issuances of $500,000, $1,500,000, $1,000,000 and $1,000,000 and warrants to acquire up to 600,000 shares of common stock. $2,000,000 of the aggregate principal amount has already been issued and funded, and the warrants to acquire up to 600,000 shares of common stock have been issued. Yorkville undertook to purchase $1,000,000 of debentures upon the filing of the registration statement to which this prospectus relates and the final $1,000,000 of debentures within 3 business days after the date such registration statement is declared effective by the Securities and Exchange Commission. Furthermore, we paid a structuring fee to Yorkville Advisors, LLC, the manager of Yorkville, of $20,000, $30,000 in expense reimbursement and paid (or will pay with respect to the amounts not yet funded) a fee equal to 7% of the aggregate principal amount of debentures.

     There were no prior securities transactions between us and Yorkville. There have been no relationships between Yorkville and us during the past three years. Additional disclosures the selling shareholders are included in the section entitled “Selling Stockholder.” Based on information obtained from the selling stockholder, we do not believe that the selling stockholder has an existing short position in our common stock.

     Debentures. The debentures may be convertible at the option of Yorkville at any time up to maturity at a conversion rate of $2.20. We may pay the mandatory principal payments either in cash or shares of common stock, if certain equity conditions are satisfied, including the registration for resale of the shares to be issued and the maintenance of the trading of the shares on the OTCBB or an exchange. The conversion rate for a conversion at our option is equal to the lesser of the fixed conversion price of $2.20, or the market conversion price, defined as 95% of the lowest volume weighted average trading price per share of our common stock during the fifteen (15) consecutive trading days immediately preceding the conversion date, as quoted on the OTCBB. We will commence paying the principal installments owed on July 31, 2008. The principal amount of the debentures not prepaid will be due October 31, 2010, and the debentures accrue interest at the rate of 10% per year, payable in cash or our common stock, subject to the above described equity conditions and conversion rate for a conversion at our option.

     The following table summarizes the value of our common stock underlying the debentures and potential discount to market price that Yorkville may receive. For purposes of this table, we have assumed that the entire $4,000,000 aggregate principal amount of the Debentures was issued and sold on July 6, 2007.

Total Value of
		Total Shares	Total Value of	Shares at	Total Possible
	Exercise	Underlying	Shares at	Conversion	Discount to
Market Price(1)	Price(2)	Debentures(3)	Market Price(4)	Price(5)	Market Price(6)

$2.05	$2.20	1,818,182	$3,727,273	$4,000,000	N/A
________________________
(1)	Market price per share of our common stock on the date of the sale of the debentures.

(2)

For the purposes of the table, we have used the conversion price per share of our common stock underlying the debentures on the date of the sale of the debentures if the conversion were at the request of Yorkville which is equal to $2.20. The conversion price is subject to adjustments for regular corporate events, among other things. Pursuant to the terms of the debentures, if the conversion were pursuant to a company permissible conversion, then the conversion price is equal to the lesser of the fixed conversion price of $2.20, or the market conversion price, defined as 95% of the lowest volume weighted average trading price per share of our common stock during the fifteen (15) trading days immediately preceding the conversion date, as quoted by the OTCBB, and subject to our company satisfying the equity conditions set forth in the debenture.

(3)	Total number of shares of common stock underlying the debentures assuming full conversion at the request of Yorkville as of the date of the sale of the debentures.

(4)

Total market value of shares of common stock underlying the debentures assuming full conversion as of the date of the sale of the debentures and based on the market price of the common stock on the date of the sale of the debentures.

(5)

Total value of shares of common stock underlying the debentures assuming full conversion of the debentures as of the date of the sale of the debentures and based on the conversion price applicable to a conversion at the request of Yorkville.

(6)	Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

     Warrants. On July 6, 2007, we also issued to Yorkville two warrants, each for a total of 300,000 shares of our common stock with the aggregate exercise price of $1,455,000, if exercised on a cash basis. The warrants may be initially exercisable for our common stock at $2.35 and $2.50 per share, respectively, and expire on July 6, 2012. The warrants provide for a cashless exercise provision if there is no effective registration statement for the resale of the shares for the shares to be issued on exercise. If the Warrants are exercised on a cashless basis, we would receive no proceeds from the exercise by Yorkville.

     The following table summarizes the value of the Warrant assuming Yorkville exercises them on a cash basis.

				Total Value of
	Exercise Price	Total Shares	Total Value of	Shares at	Total Possible
Market Price on	on Date of	Underlying the	Shares at	Exercise	Discount to
Date of Sale (1)	Sale(2)	Warrant(3)	Market Price(4)	Price(5)	Market Price(6)

$2.05	$2.35	300,000	$615,000	$705,000	N/A

$2.05	$2.50	300,000	$615,000	$750,000	N/A
___________________________
(1)	Market price per share of our common stock on the date of the sale of the warrants.

(2)

Exercise price per share of our common stock on the date of the sale and issuance of the warrants. The exercise price of the warrants is fixed pursuant to the terms of each of the warrants, except that each of the warrants contains anti-dilution protections which in certain circumstances, may result in a reduction to the exercise price.

(3)

Total number of shares of common stock underlying the warrants assuming full conversion as of the date of the sale of the warrants. Upon certain anti-dilution adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)

Total market value of the shares of common stock underlying the warrants assuming full exercise of each warrant as of the date of the sale of the warrants based on the market price of the common stock on the date of the sale of the warrants.

(5)	Total value of shares of common stock underlying the warrants assuming full exercise of the warrants as of the date of the sale of the warrants based on the exercise price.

(6)	Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

     Potential Profit to Selling Stockholder. The following table summarizes the potential profit that Yorkville may realize from the debentures and warrants. For purposes of the table, we have assumed that the full amount of the principal of the debentures is converted at the price at which Yorkville can request conversion ($2.20) and assumed the full exercise of the warrants, without the effect of any anti-dilution adjustments that may occur in the future due to our company action. We also have provided the potential profit calculations assuming different price levels of our common stock. The second and third prices were arbitrarily selected based on the recent trading history of our common stock.

	Total Possible Profit on	Total Possible Profit on
Market Price	Debenture Shares	Warrant Shares	Total
$0.549(1)	$0	$0	$0
$2.50	$545,455	$45,000	$590,455
$3.00	$1,454,545	$345,000	$1,799,545
___________________________
(1)	Closing price at November 30, 2007.

(2)	No discount therefore N/A

     Registration Rights Agreement. Pursuant to a Registration Rights Agreement between us and Yorkville dated July 6, 2007, we agreed to register the shares of common stock underlying the debenture and warrants issued pursuant to the Securities Purchase Agreement for resale under the Securities Act of 1933, as amended. We have registered on the registration statement of which this prospectus is a part 6,600,000 shares of our common stock issuable upon conversion of the debentures and upon exercise of the warrants. The number of shares to be registered hereunder was determined through negotiations with Yorkville. The value of the total number of shares of common stock that we are currently registering pursuant to the Registration Rights Agreement, based on the date of sale of the debentures and warrants was $13,530,000, using a market price of $2.05.

     There is no guarantee that the Securities and Exchange Commission will declare the registration statement of which this prospectus is a part effective. In the event that the registration statement is not declared effective by the required dates, then Yorkville may claim we are in default on these agreements, and we may face certain liquidated damages in addition to other rights that Yorkville may have. The liquidated damages, at Yorkville’s option, include demand for a cash amount payable within three business days equal to 2% of the purchase price paid for the debentures then outstanding for each monthly period after the required filing deadline or the required effective date, as the case may be. The aggregate liquidated damages payable to Yorkville is twenty four percent (24%) of the aggregate purchase price paid by Yorkville pursuant to the Securities Purchase Agreement.

     Shares Available for Sale by Selling Stockholder. The following table sets forth the number of shares of our common stock that are issued and outstanding and the number of shares of our common stock that are issued and outstanding and held by non-affiliates of the Company, and the number of shares which have been registered for resale by Yorkville as a percentage of both numbers.

	Total Number of	Total Number of
Total Number of	Shares held by	Shares Registered	Resale Shares as a	Resale Shares as a
Shares	Non-Affiliates of	for Resale by	Percent of	Percent of Non-
Outstanding(1)	the Company	Selling Stockholder	Outstanding	Affiliates
63,187,764	21,187,764	6,600,000	10.4%	24%
___________________
(1)	As of November 30, 2007.

     Fees Payable to Selling Stockholder. The following table summarizes the potential payments we may be required to pay to Yorkville and affiliates of Yorkville. For purposes of this table, we have assumed that the entire $4,000,000 aggregate principal amount of the debentures were issued and sold on July 6, 2007. The table reflects all the payments of fees, interest and premiums due during the term of the debentures and warrants.

Structuring	Maximum	Maximum	Maximum		Total Net
and Other	Interest	Redemption	Liquidated	Total Maximum	Proceeds to
Fees(1)	Payments (2)	Premiums(3)	Damages(4)	Payments(5)	Company(6)

$330,000	$460,000	$800,000	$960,000	$2,520,000	$1,480,000
______________________________
(1)

As of the date of this prospectus, we have paid Yorkville an aggregate of $160,000 in fees which includes $20,000 in structuring fees and $140,000 in commitment fees in connection with the transactions contemplated by the Agreement as well as $30,000 in expense reimbursement. The remaining amount will be paid upon issuance of the other two debentures.

(2)

Maximum amount of interest that can accrue assuming the debentures remain outstanding until the maturity date. We may pay accrued interest in either cash or, at our option, in shares of our common stock.

(3)

Under certain circumstances, we have the right to redeem the full principal amount of the debentures prior to the maturity date by repaying the principal plus a redemption premium of 20%. This represents the maximum redemption premium that we would pay assuming that we redeem all of the debentures prior to maturity at the highest redemption premium. If we choose to redeem the debentures before the maturity date, the interest payments references in (2) would decline.

(4)	Maximum amount of liquidated damages we may be required to pay for the twelve months of possible maximum liquidated damages.

(5)	Total maximum payments that we may be required to make assuming that we made all of the payments described in footnotes 1 through 5.

(6)	Total net proceeds to us assuming that we were required to make payments as described in footnotes (1) through (5).

     Security Agreement. The Debentures are secured by a security agreement and deed of trust with Yorkville. The obligation of the Debentures is secured by all our assets.

     Use of Proceeds. We plan to use the net proceeds from the sale of the debentures and warrants, if exercised, for general corporate purposes, business development and for working capital. The following table summarizes the potential proceeds available to us pursuant to the financing with Yorkville. For purposes of this table, we have assumed that all of the $4,000,000 aggregate principal amount of convertible secured debentures were issued and sold on July 6, 2007 and that Yorkville exercises all of the Warrants on a cash basis.

		Total Maximum
Total Gross Proceeds	Total Payments by	Payments by
Payable to Company(1)	Company(2)	Company(3)	Net Proceeds to Company(4)

$5,440,000	$790,000	$2,520,000	$2,920,000
_____________________________
(1)	Total gross proceeds payable to us.

(2)	Total payments payable by us, including interest, expense reimbursement, structuring fees and commitment fees.

(3)	Total maximum payments that have been paid and may be payable in connection with the facility, including structuring fees, commitment fees, interest, premiums, and liquidated damages.

(4)	Total net proceeds to us calculated by subtracting the result in footnote (3) from the result in footnote (1).

     Copies of Agreements. Incorporated by reference to this Registration Statement (see “Exhibits” below) are copies of all agreements between us and:

  the selling stockholder;

  any affiliates of the selling stockholder; and

  any person with whom the selling stockholder has a contractual relationship regarding the transaction in connection with the sale of the convertible debentures and attached warrants.

     These documents include the following, which were included in our Report on Form 8-K filed on July 12, 2007 and October 26, 2007:

  Securities Purchase Agreement between our company and Yorkville

  Amended and Restated Secured Convertible Debenture GEYI-1-1

  Secured Convertible Debenture GEYI-1-2

  Registration Rights Agreement between our company and Yorkville

  Security Agreement between our company and Yorkville

  Warrant Certificates GEYI-1-1 and GEYI-1-2

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock covered hereby by the selling stockholder. Of the 6,600,000 shares covered by the registration statement of which this prospectus is a part, 600,000 shares of common stock are, prior to their resale pursuant to this prospectus, issuable upon exercise of warrants. In the event of a cash basis exercise, we will receive the exercise price, initially on average $2.425 per share or approximately $1,455,000 in the aggregate, upon exercise of the warrants issued to the selling stockholder.

     We have agreed to bear all of the expenses incurred in connection with the registration of these shares. To the extent we receive any cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

DIVIDEND POLICY

     We have not paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and other factors as the board of directors deems relevant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock is quoted on the OTC Bulletin Board under the symbol “GEYI.OB”. Trading in our common stock has occurred on a relatively inconsistent basis and the volume of shares traded has been limited.

     The following table shows the quarterly high and low reported sale prices per share for our common stock over the fiscal quarters for the last two fiscal years as quoted on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. Investors should not rely on historical prices of our common stock as an indication of its future price performance. The last sale price of our common stock on November 29, 2007, was $0.549 per share.

	Low	High
2006
First Quarter	$0.01	$0.01
Second Quarter	$0.01	$0.01
Third Quarter	$0.01	$0.01
Fourth Quarter

2007
First Quarter	$0.01	$0.01
Second Quarter	$0.01	$2.25
Third Quarter	$0.30	$2.05
Fourth Quarter (through November 29, 2007)	$$0.59	$$2.25

PLAN OF OPERATION

     The following discussion and analysis summarizes our plan of operation for the next 12 months, our results of operations for the nine months ended September 30, 2007 and changes in our financial condition from year ended December 31, 2006. The following discussion should be read in conjunction with the Management’s Discussion and Analysis or Plan of Operation included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

General

     Our plan of operation over the next twelve months is to operate a growing number of our own industrial scale production facilities in several international locations and emerge as a supplier of mineral diesel, selling to industrial and governmental customers on every level of the supply chain. The focus of our activities is to build and operate a series of energy processing facilities to produce diesel from municipal solid waste, oil residuals, refinery wastes and biomass. We intend to work with local partners, which will include companies with the ability to supply large quantities of the required waste. We intend to initially set up three to four ‘demo’ plants in countries where strategic partners able to supply its required waste have already been identified. These countries so far include the United States, Israel and Poland.

Cash Requirements

Our estimated expenses for the next twelve months are as follows:

Expense	Cost
General and Administrative	$1,200,000
Professional Fees	$300,000
Development of KDV Technology Plant	$16,000,000
Ethiopia Project	$4,000,000

     We recorded a net operating loss of $948,000 for the nine months ended September 30, 2007 and have an accumulated deficit of $1,120,000 since inception. As of September 30, 2007, we had cash in an amount of $21,000, and for the next 12 months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be $22,000,000. Accordingly we do not have sufficient funds to meet our planned expenditures over the next 12 months and will need to obtain further financing to fund our operations. See “-Future Financings”.

Future Financings

     We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our exploration and development activities.

     Our cash and cash equivalents were $21,000 as of September 30, 2007, compared to $11,000 as of December 31, 2006. We had a negative working capital of $517,000 as of September 30, 2007, compared to $45,000 as of December 31, 2006. We plan to continue to consume cash in our future activities through payments of salaries, payments for services received from AlphaKat and other costs. We also plan to continue financing our operations through a combination of private placements, stock issuances, and debt issuances. There are no assurances, however, that we will be successful in obtaining an adequate level of financing required for the long-term development and commercialization of our planned products On July 10, 2007, we issued a 10% Secured Convertible Debenture, for gross proceeds of $500,000, to be part of a private placement of up to $4,000,000 in value of debentures to the same investor. In conjunction with this financing, we issued 300,000 warrants to purchase shares of common stock exercisable for five years at an exercise price of $2.35 per share and 300,000 warrants to purchase shares of our common stock exercisable for five years at an exercise price of $2.50 per share. We paid (or will pay with respect to the amounts not yet funded) a cash commission of 7% to Yorkville Advisors LLC, a structuring fee of $20,000 and $30,000 in expense reimbursement to Yorkville Advisors LLC. On October 23, 2007, we issued a 10% Secured Convertible Debenture for gross proceeds of $1,500,000. Under the terms of the Securities Purchase Agreement, we are to receive additional funds of up to $2,000,000, subject to our filing a registration statement to which this prospectus relates and upon such registration statement being declared effective.

     The continuation of our business is dependent upon us raising additional funding. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off Balance Sheet Arrangements

     Our company does not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Corporate Overview

     Our company was organized on February 16, 1999, under the laws of the State of Nevada as Global Smartcards Inc. On April 28, 2003, we changed our name to Global Energy Inc. Our business address is 17 Jabotinski St., Ramat Gan, Israel, 52520. Our telephone number is +972 (77) 202-5444. Our registered agent is Rite, Inc., 1905 South Eastern Ave., Las Vegas NV 89104.

     Effective July 1, 2005, we sold all of our oil and gas assets for the sum of $50,000. The sale of these oil and gas assets was completed on July 6, 2005.

Our Current Business

     Our mission is to produce and supply alternative fuels, based on alternative energy producing technologies, which utilize renewable sources for creating viable energy sources while contributing to severe environmental conservation issues.

     Our strategy is to operate a growing number of owned industrial scale production facilities in several international locations and emerge as a leading supplier of mineral diesel, selling to industrial and governmental customers on every level of the supply chain.

     On May 2, 2007, we entered into a letter of intent with AlphaKat, pursuant to which we agreed, subject to certain conditions, to purchase the AlphaKat’s KDV 500 turbine technology and assist with the marketing and development of the technology. In connection with the development of the KDV technology and the construction of the plants, we agreed to: (i) provide financial support for the project, (ii) create a joint venture company for the marketing and development of the technology; (iii) purchase three KDV 500 turbines for implementation in Poland, the United States and Israel; (iv) start a regulatory process, including filing of permit applications at a cost of Euro 100,000; commence monthly payments of Euro 10,000 to Dr. Christian Koch, the owner of AlphaKat, after due diligence on the KDV 500 turbine is completed; and (v) enter into a definitive agreement for the KDV 500 turbine. We are currently working on receiving permits in the United States, Israel, Poland and Romania for the implementation of the KDV 500 turbine. As of the date of this prospectus, we have not ordered any of the KDV 500 turbines.

     On July 10, 2007, we entered into an agreement with AlphaKat based on the letter of intent executed by the parties on May 2, 2007, to produce mineral diesel from Municipality Solid Waste (MSW), using the KDV process, originally developed by AlphaKat and its owner Dr. Christian Koch, over a 30 year period. The process is applicable to biomass waste and any waste containing hydrocarbons, including plastic, textile, rubber, leather, wood, paper, animal and agriculture waste. The KDV depolymerization technology is an alternative-energy source. It provides a patent-protected solution for the simultaneous creation of clean energy and the disposal of waste. The process uses a high speed turbine and a proprietary catalyst to convert and distillate waste into diesel oil. The result is a sulphate free diesel oil that meets the requirements of the EN590 standard for Diesel Oil and is intended for use in trucks and heavy equipment, as well as by major petroleum companies.

     Pursuant to the agreement with AlphaKat, we incorporated and operate a company named AlphaKat – Global Energy Inc., or AGEI. We and AlphaKat each holds 50% of the shares of AGEI. The goal of AGEI is to provide worldwide marketing and sales of technology which converts hydrocarbon waste into diesel oil. AGEI has the exclusive rights to sell certain technology of Alphakat in the United States and China and has non-exclusive rights for certain other parts of the world.

     In May 2007 we established two subsidiaries in Israel: Global Fuel Israel Ltd., or Fuel, and Global N.R.G. Pacific Ltd., or Pacific. Fuel will render services to us, however the nature and the scope of the services is not yet defined.

     On October 5, 2007, our majority owned subsidiary, Global Energy Ethiopia PLC, or Global Ethiopia, entered into lease agreements with the Southern Nations Nationalities People's Regional State, Ethiopia, or SNRS, for a 50 year lease of 20,000 hectares of rural land located in the Gamo

Gofa zone in the SNRS for the purpose of cultivating castor seeds and 15 hectares of land located in the Gamu Gofa zone, Kucha Woreda, in the SNRS for the purpose of operating an oil crushing plant through an existing facility on the property.

     On July 9, 2007, we entered into a shareholder agreement to form a joint venture with Yanai Man Projects Ltd., or Yanai, pursuant to which we hold 50.1% of Pacific and Yanai holds 49.9% of Pacific. Pacific's purpose is the procurement of agricultural knowledge and the growth of vegetation for the purpose of producing crude oil to aid in the process of manufacturing bio-diesel fuel. The first project is to work with an Ethiopian entity to farm castor seeds for castor oil in Ethiopia.

     On October 20, 2007, we entered into an agreement for consulting services with Trianon Partners, or Trianon, and as of October 24, 2007, we entered into a Joint Development Agreement with Trianon. In consideration of the consulting services to be provided by Trianon, we agreed to pay Trianon a fixed fee of $250,000 which is to be paid in equal monthly installments of $10,000 once we decide to commence the construction of the plant, with the balance to be paid upon mechanical completion of the plant. In consideration of the joint development, we agreed to grant an exclusive license to Trianon, throughout the States of Texas, New York and New Jersey to be formed with AlphaKat, to market systems that use a proprietary bio-diesel technology for the conversion of waste to bio-diesel.

Description of the KDV Technology

     The KDV process utilizes proprietary technologies developed by a German company, Alphakat and its owner Dr. Christian Koch, a scientist who has spent over 30 years in senior positions at Siemens.

     The KDV process can be applied to municipal solid waste including plastic, rubber, paper and cardboard waste, all of which can be converted to mineral diesel.

In addition, the technology can be applied to:

  Refinery residuals - such as petcock, tar and paraffin which cannot be used today and the disposal of which harms the environment and is very expensive to neutralize;

  Used oil from engines, organic wastes, sewerage sludge and animal manures;

  All types of waste biomass, including such items as the body plant of the corn when extracting oil from the seeds, sunflowers and any other crop where significant amounts of biomass remain in the field after harvesting the food parts; and

  Glycerine – bio-diesel plants produce glycerin, 30% of which can be converted to saleable mineral diesel.

     The product is a high-quality diesel fuel suitable for use in any of today's engines. It has Cetane of over 60, as compared to normal diesel oil (52) and super diesel (56), giving the engine greater power and a quieter operation.

     As a mineral, the diesel does not require certification from car and engine manufacturers, provided it fulfills the EU standards. The KDV process produced a bio-diesel and therefore is eligible for tax benefits in certain countries.

Manufacturing

     Currently, we do not own any production facilities. While we are exploring possible acquisitions of suitable facilities for such purposes, we have not yet entered into any definitive agreement for a facility.

     Acquisition or construction of plant facilities may take several forms, including the leasing of plant facilities, joint ventures with third parties, including manufacturers of ethanol and bio-diesel or consumers of bio-diesel such as trucking and transportation companies, or direct ownership.

     The acquisition of manufacturing plants will require us to (i) identify suitable facilities that can be cost-effectively modified for our needs, (ii) conduct due diligence with respect to such facilities, including investigation of environmental risks and permitting, (iii) negotiate acceptable purchase or lease agreements and (iv) finance any such acquisitions and capital improvements. The construction of new facilities would require us to identify appropriate sites to locate plants. In either case, production facilities will need to be engineered and constructed or, in the case of existing plants, appropriate modifications completed. Also, we would have to establish relationships with engineering firms, construction companies and other service providers, as well as supplier relationships to obtain sources of the components of the bio-fuel.

     Plant development, whether acquired or constructed, will necessitate governmental permitting and various regulatory approvals (including environmental, zoning and construction permits), which will likely vary from location to location and may cause delays and add significant costs. Moreover, given our limited operating history, relatively untested technology, experience, management and financial resources, we cannot assure you that we will be able successfully to complete any plant acquisition or construction or that any such plants can be operated profitably.

Competition

     The market for the manufacture, marketing and sale of bio-diesel, heating and other alternative fuels is highly competitive. According to the National Biodiesel Board (NBB), as of January 31, 2007, there were at least 105 companies that are engaged in the development, manufacture and marketing of bio-diesel fuel, with current production capacity estimated at 864 million gallons per year. The NBB further estimates that another 1.7 billion gallons of annual plant capacity are under development (the preceding data reflect capacity, not actual production levels or demand). Such competition could be intense, thus driving up the costs of feedstock, plant construction, attracting and retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for bio-diesel and other alternative fuels, sale prices could be depressed. Falling oil prices would also negatively affect demand and the competitive position of bio fuel. We will also compete with petroleum fuels.

     Competition from other alternative fuels will likely increase if prices of energy on the commodities markets, including oil and bio-diesel, rise as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our sublicensees’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in this business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our sublicensees are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operations and financial condition. On the other hand, if petroleum prices fall, competition from such fuels will intensify.

Intellectual Property

     We do not have any intellectual property.

Development Costs

     As of the date of this prospectus, we have conducted limited development activities consisting solely of initial testing in laboratory conditions of the performance of the bio-fuel.

Governmental Regulations

     Our business will be conducted in various countries, which have varying degrees of regulation. The following is a discussion of some U.S. regulations which may or may not apply to our operations.

     There are no readily apparent U.S. EPA regulatory fuel certification requirements applicable to using the bio-fuel in a stationary source, such as industrial applications or home heating fuel, or in certain marine applications. There may, however, be requirements applicable to emissions from individual furnaces, boilers, etc. As a practical matter, market acceptance of the bio-fuel may be limited until we can demonstrate that (i) the bio-fuel is comparable to conventional fuels, from an energy content and emissions perspective, as well as handling and storage perspectives, and (ii) that the bio-fuel is compatible with existing heating systems or power generation systems and other combustion systems. To date, we have not demonstrated any of the foregoing in such commercially available systems. In addition, initial testing done on the bio-fuel in a burner indicated that the bio-fuel requires further development so that its viscosity is more stable under certain temperature conditions.

     We have evaluated whether the bio-fuel can be formulated to comply with the standards of the U.S. Environmental Protection Agency, or EPA, to be classified as “Bio-diesel.” EPA standards mandate that “bio-diesel” comply with the specifications of the American Society for Testing and Materials (ASTM) 6751. In particular, ASTM 6751 requires that the fuel be comprised of “mono-alkyl esters of long chain fatty acids.” The bio-fuel does not comply with this specific requirement of ATSM 6751, and consequently, it is not compliant with EPA standards. However, we are currently evaluating whether the ASTM standard can be broadened to include our fuel.

     In order to be legally marketable as a fuel for on-road motor applications, the bio-fuel must be registered with U.S. EPA and comply with U.S. EPA’s health effects regulations. Under these regulations, a company registering a fuel must either complete a literature review and possibly health effects testing, or submit an application with a group of other companies manufacturing similar fuels. The NBB has completed the required health effects testing on behalf of the bio-diesel industry, and provides the testing data to companies seeking to register their bio-diesel with U.S. EPA. To fit under the NBB umbrella, and be considered “bio-diesel” for marketing purposes, the bio-fuel must meet the ATSM 6751 specifications for bio-diesel described above. European countries use similar standards. ASTM 6751 compliant bio-diesel is already registered with U.S. EPA and also meets the clean diesel standards established by the California Air Resources Board (CARB) and certain other states. As of the date of this report, the current formulation of the bio-fuel does not comply with ASTM 6751. Because water is a component used in the manufacture of our Bio-fuel, it is unlikely that we will be able to reformulate our fuel to meet this ASTM standard; accordingly, we would need to seek EPA approval as described above for our fuel to be used on on-road motor vehicle applications.

     We are evaluating the regulatory requirements for using our fuel in motor vehicle applications in our territory outside the United States.

     Environmental permitting of bio-fuel manufacturing facilities varies with the characteristics of individual plants. Our bio-fuel is manufactured using a process that is believed to yield little, if any wastes, emissions or discharges, although there may be some air emissions that could require us to obtain air emission permits to construct and operate any plants we may build or acquire.

     Being a mineral, the diesel does not require certification from car and engine manufacturers, provided it fulfills the EU standards. The KDV process produces a bio-diesel and therefore is eligible for tax benefits in certain countries.

Description of Property

     On October 5, 2007, our majority owned subsidiary, Global Energy Ethiopia PLC, or Global Ethiopia, entered into lease agreements with the Southern Nations Nationalities People's Regional State, Ethiopia, or SNRS, for a 50 year lease of 20,000 hectares of rural land located in the Gamo Gofa zone in the SNRS for the purpose of cultivating castor seeds and 15 hectares of land located in the Gamu Gofa zone, Kucha Woreda, in the SNRS for the purpose of operating an oil crushing plant through an existing facility on the property.

     The agreements are subject to, among other things, the following conditions: (i) Global Ethiopia must pay SNRS a rental fee of Birr $47 (approximately US$5) or Birr $78 (approximately US$8.50) per hectare per year, depending on whether the leased land is defined as second or first class land, respectively; (ii) Global Ethiopia must completely develop the 20,000 hectares leased to it within eight years of the execution date of the agreement, including planting and maintaining trees or other oil producing crops. If no development process is carried out within a period of four (4) years from the date of execution of the agreement, then the undeveloped land may be repossessed by SNRS by giving six (6) months advance written notice to abandon the land; (iii) Global Ethiopia must completely develop the 15 hectares leased to it within three years of the execution date of the agreement; (iv) Global Ethiopia must perform a survey on the 20,000 hectares within 24 months of the execution date of the agreement; (v) Global Ethiopia has an option to lease additional farmland from the SNRS during the term of the lease agreement (up to an additional 100,000 hectares of farmland) on the same terms as the lease agreement for the 20,000 hectares; and (vi) Global Ethiopia is not required to make any rental payments on its 20,000 hectare lease agreement until the fourth year of the agreement.

     During the term of the lease agreements, SNRS may cancel the lease due to failure of Global Ethiopia to discharge its material obligations under the lease agreements, provided, however, that Global Ethiopia is given a one year prior notice and fails to cure such failure within such one year period. Global Ethiopia is a 99.9% owned subsidiary of Pacific, a 50.1% owned subsidiary of our company that was formed as a joint venture with Yanai Man Projects Ltd. for the purpose of producing crude castor oil to aid in the manufacture of bio-diesel fuels.

Employees

     As of September 30, 2007, we had five full time employees. We believe our relationships with our employees are good.

Legal Proceedings

     We are currently not a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

     The following table sets forth information regarding our directors, executive officers and key employees, including their ages as of November 30, 2007.

Name	Age	Position

Executive Officers and Directors
Asi Shalgi	54	President, Chief Executive Officer, Secretary and director
Alex Werber	52	Treasurer and Chief Financial Officer
Yair Aloni	58	Director
Yossi Raz	60	Vice President for Project Development and Chief Technology Officer

     Asi Shalgi. Mr. Shalgi has served as our President, Chief Executive Officer and director since April 2007. He has more than 20 years of experience and involvement in the private and public sector. He has served as general manager and director for industrial and agriculture companies with significant export activities. He was the director general of the Israeli Ministry of Energy and Infrastructure. During his term with the Ministry he was involved in the peace treaty negotiations with Jordan on the energy annex. He was responsible for new legislation regarding electricity in Israel that allowed the involvement of Independent Power Producers and the implementation of the Public Utility Authority that regulates the energy sector and prices in Israel. He has been involved in the power and water sector mainly in developing and financing IPP projects. This included developing, financing, building and operating the first private power plant in Israel, and the first private water desalination plant in Israel. He served in the IDF and retired as a Lieutenant Colonel. Mr. Shalgi received an Engineering degree for industrial and management from the Tel Aviv University.

     Alex Werber. Mr. Werber has served as our Treasurer and Chief Financial Officer since May 2007. He is a certified public accountant with over 15 years of financial management experience in privately held and publicly traded companies. He has served as controller and chief financial officer for several public companies since 1983. During the past decade he specialized in the hi-tech sector, serving in managerial positions including controller, VP Finance and chief financial officer. He received a B.A. in Economics and Accounting from Tel Aviv University, where he completed postgraduate studies in Accounting.

     Yair Aloni. Mr. Aloni has served as our director since November 2007. He worked with an international trading and consulting company that provides marketing and sales services along with business consulting services. He has also served on the board of directors of a publicly listed biopharmaceutical company. Mr. Aloni attended the business management school at Tel Aviv University.

     Yossi Raz, Mr. Raz has served as our Vice President for Project Development and Chief Technology Officer since November 2007, prior to that Mr. Raz served as a consultant for project development for the Company. He has 37 years of experience in the private and public sector in Israel and internationally. He has served as managing director and deputy managing director for organizations in the heavy chemical and petrochemical industries as well as in the high-tech, energy, mining and infrastructure sectors. He was involved as a project manager in many Multi Million Turnkey Projects around the world utilizing innovative technologies and inventions. During his 37 years of experience, Mr. Raz performed engineering, procurement, construction and commissioning, marketing, business development and projects in countries such as the U.S.A, Costa Rica, Chile, Brazil, South Africa, Ivory Coast, Yugoslavia and Montenegro, Italy, Great Britain, China, Thailand, Poland, the Czech Republic, Turkey and Russia. He has experience in developing and producing business plans, techno-economical evaluations and other bankable documents. Mr. Raz is fluent in English, Hebrew and some German. He served in the Israeli army as chief electrician to the Naval

Fleet, and retired at the rank of Major. Mr. Raz graduated as a Mechanical and Electrical Engineer from the Technion - Institute of Technology and received an MBA in International Marketing at the University of Pretoria, South Africa.

Consultants

     We conduct, and intend to continue to conduct, some of our business through agreements with consultants. Currently, we have a consulting agreement with Dr. Arbel, for her services as a consultant in the area of investor relations and marketing services.

Committees of the Board

     Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by the board of directors.

     Our company does not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. The board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

     A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President at the address appearing under "Business-Corporate Overview".

Section 16(a) Beneficial Ownership Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission, or the Commission, initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Commission regulations to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, with the exception of the following:

Name	Number of Late Insider Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms
Yair Aloni	None	None	None
Asi Shalgi	None	None	None
Alex Werber	1	1	None
Zeev Bronfeld (Carrigain Investments Ltd.)	None	None	None
Ariel Malik (Carrigain Investments Ltd.)	None	None	None

Executive Compensation

     The table set forth below summarizes the annual and long-term compensation for services payable to our executive officers during the fiscal years ended December 31, 2006 and December 31, 2005.

Summary Compensation

SUMMARY COMPENSATION TABLE
						Non-Equity
				Stock	Option	Incentive Plan	Nonqualified Deferred
Name And Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation Earnings	All other		Total
Position	Year	($)	($)	($)	($)	($)	($)	Compensation		($)
Christopher Kape (1)
(Former President,
Chief Executive
Officer, Chief	2006	Nil	Nil	Nil	Nil			$19,144	(3)	$19,144
Financial Officer,
Secretary and
Director)

	2005	Nil	Nil	Nil	Nil			Nil		Nil

Nick DeMare (2)
(Former President,
Chief
Executive Officer,	2005	Nil	Nil	Nil	Nil			$8,973		$8,973
Secretary Treasurer
and
Director)

(1)

Elected as director and appointed President, Chief Executive Officer, Secretary and Treasurer on April 5, 2005. As of November 5, 2007, Christopher Kape resigned as secretary and from our Board of Directors. As of May 6, 2007 Christopher Kape resigned as our Treasurer and Chief Financial Officer. As of April 30, 2007, Christopher Kape resigned as our President and Chief Executive Officer.

(2)

On September 30, 2002, Mr. DeMare was elected as Director of the Company and appointed President, Chief Executive Officer, Secretary and Treasurer of the Company. Effective July 1, 2005, Mr. Nick DeMare resigned as Director, President Chief Executive Officer, Secretary and Treasurer of the Company.

(3)	Charged by Jamco Capital Partners Inc., a private company owned by Christopher Kape, for office, secretarial and accounting services.

     As of December 31, 2006, we had no options or other equity-based awards outstanding for any of our executive officers.

     As of December 31, 2006, we had no compensation plans under which equity securities are authorized for issuance.

     On November 2, 2007, we elected Yehuda Eliraz and Yair Aloni to serve on our board of directors. On November 20, 2007, Yehuda Eliraz resigned from our board of directors. Our directors are entitled to compensation in accordance with our director compensation policy (See "Director Compensation Policy").

     Effective May 6, 2007, we appointed Alex Werber as our new Treasurer and Chief Financial Officer and entered into an employment agreement. For services rendered by Mr. Werber during the term of his employment agreement, he shall be paid a monthly salary, payable immediately upon receipt of his invoice, at a gross monthly rate of US $2,500, paid in NIS translated pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. Under the employment agreement Mr. Werber and the Company shall open and maintain a Keren Hishtalmut Fund. We shall contribute to the Fund an amount equal to 7.5% of each monthly Salary payment up to the maximum amount recognized for tax benefits pursuant to the Income Tax Ordinance, and Mr. Werber shall contribute to the Fund an amount equal to 2.5% of each monthly Salary payment up to the maximum amount recognized for tax purposes pursuant to the Income Tax Ordinance. In addition, we shall provide Mr. Werber (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at our expense.

     On April 30, 2007, we appointed Asi Shalgi as our new President and Chief Executive Officer and entered into an employment agreement. Under the terms of the Agreement, Asi Shalgi is being paid a monthly base salary of $10,000 plus Israeli Value Added Tax. In addition, on April 30, 2007, we granted 5,055,021 stock options exercisable for five years at an exercise price of $0.01 per share to Asi Shalgi. Mr. Shalgi has also been appointed to our board of directors (for more details regarding his compensation as director see below, "-Director Compensation Policy").

     On November 21, 2007, we appointed Yossi Raz as our new Vice President for Project Development and Chief Technology Officer and entered into an employment agreement effective as of November 1, 2007. Under the terms of the agreement, the total monthly cost incurred by our company in connection with the employment of Yossi Raz shall be equal to $15,000. In the event, we raise an additional aggregate investment of $4,000,000 in cash from third party investors in exchange for equity of our company, the total monthly cost incurred by our company in connection with the employment of Yossi Raz shall be increased to $22,000 In addition, Yossi Raz may be entitled to stock options to purchase 1,150,000 shares of our common stock at an exercise price of $2.20 per share subject to certain preconditions, including a precondition that our common stock has traded for a period of at least 30 consecutive days at a price of $2.5 or higher. Prior to the satisfaction of this precondition, Yossi Raz shall be entitled to a success fee of 1% of all plan total value purchased by our company or any of our affiliates. Furthermore, Yossi Raz may be entitled to an additional stock options to purchase 500,000 shares of our common stock at an exercise price per share of $2.20 in the event that he has been involved, on behalf of our company, in a closing of a deal of at least USD $50,000,000 in net proceeds.

Director Compensation Policy

     In November 2007, we adopted a director compensation policy for all the directors pursuant to which (a) we issued to each member of our directors 350,000 share options at an exercise price equal to $2.20 per share, which options shall vest in four equal installments starting November 1, 2008 and (b) will pay a fee of US$750 per meeting for each quarterly board meeting attended and a fee of US$600 per month for all other meetings attended or consented to in writing by the entire board of directors.

     Asi Shalgi, a member of our board of directors, agreed not to receive any fee or other compensation under such policy. Pursuant to the policy, we issued 700,000 share options to our directors, of which 350,000 were forfeited upon the resignation of one Mr. Eliraz on November 20, 2007. The options are exercisable at a price of $2.20 per share until November 2, 2012. The options were issued under the 2007 Share Option Plan.

Share Option Plan

     Our board of directors adopted a share option plan, the 2007 Share Option Plan, or 2007 Option Plan, on May 15, 2007. A total of 8,500,000 shares of our common stock may be issued pursuant to the 2007 Option Plan, or the 2007 Plan.

     The 2007 Plan is administered by either our board of directors or a committee, consisting of such number of members (but no less than two (2)) as may be determined by our board of directors, to which the board of directors shall have delegated power to act on its behalf with respect to the 2007 Plan. The administrator of the 2007 Plan has full power and authority to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, to provide substitute awards and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Option Plan, our Articles of Association and any applicable law.

     The 2007 Plan permits us to make grants of stock options to officers, employees, directors, consultants and other key persons. Stock options granted under the 2007 Plan shall have an exercise price as determined by the administrator of the 2007 Plan.

     In the event of a merger or sale of all or substantially all assets or shares of capital stock, the administrator at its sole discretion shall decide the treatment of the options in the sale event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

Director and Executive Compensation

     On April 30, 2007, we appointed Asi Shalgi as our new President and Chief Executive Officer and entered into an employment agreement. We granted Asi Shalgi options to purchase 5,055,021 shares of our common stock at an exercise price of $0.01 per share.

     Effective May 6, 2007, we appointed Alex Werber as our Treasurer and Chief Financial Officer and entered into an employment agreement.

     On May 15, 2007, our directors approved a share option plan. A total of 8,500,000 shares of our common stock may be issued pursuant to our share option plan.

     On November 2, 2007, we adopted a director compensation policy pursuant to which we issued options to purchase 700,000 shares of our common stock at an exercise price of $2.20 per share, of which options to purchase 350,000 were forfeited upon the resignation of Mr. Eliraz on November 20, 2007.

     On November 21, 2007, we appointed Yossi Raz as our new Vice President for Project Development and Chief Technology Officer and entered into an employment. Under the employment agreement, Yossi Raz may be entitled to options to purchase 1,150,000 shares of our common stock at an exercise price of US $2.20 per share subject to certain preconditions, including a precondition that our common stock has traded for a period of at least 30 consecutive days at a price of $2.5 or higher. Furthermore, Yossi Raz may be entitled to an additional stock options to purchase 500,000 shares of our common stock at an exercise price per share of $2.20 in the event that he has been involved, on behalf of our company, in a closing of a deal of at least USD $50,000,000 in net proceeds.

     For more information regarding director and executive compensation, see “Management – Executive Compensation”.

     During the nine months ended September 30, 2007, we paid approximately $40,000 for accounting and administrative services performed by a company controlled by our former President. During the comparable period in 2006, no such fees were paid. As of September 30, 2007, no amounts were due and payable in respect of such accounting and administrative services.

     During the year ended December 31, 2006, we were charged $19,144 for accounting and administration fees. These fees were paid to Jamco Capital partners Inc., a company controlled by our former President, Mr. Christopher Kape. As of December 31, 2006, no amount remained unpaid for past fees and disbursements incurred on behalf of our company.

Transactions with our Controlling Shareholder

     On February 7, 2007, we issued 12,000,000 shares to our controlling shareholder, Carrigain Investment Ltd., or Carrigain. At the time of issuance this comprised approximately 52.14% of our outstanding shares. We are informed that Carrigain is controlled by Ariel Malik and Zeev Bronfeld. On April 11, 2007, Carrigain entered into a subscription agreement with the Company pursuant to which Carrigain acquired 30,000,000 additional shares of our common stock for an aggregate acquisition consideration of $300,000. Carrigain currently holds 66.5% of our common stock based on 63,187,764 shares of our common stock outstanding as of November 30, 2007.

Transaction with Our Stockholders.

     During the three months ended June 30, 2006, we borrowed $18,000 from four significant shareholders of the Company. The loans do not bear interest and are repayable upon demand by the respective creditors. As of September 30, 2007, the loan is still outstanding.

Indebtedness of Directors and Executive Officers

     None of the directors or executive officers of our company or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Director and Officer Indemnification under our Corporate Documents

     Our articles of incorporation provide that no director or officer of our company shall be personally liable to our company or to any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or commission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts of omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of our company for acts or omissions prior to such repeal or modification.

     Our bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of our company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including moneys' fees. judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

     Our board of directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     Our board of directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

     To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, as amended we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table provides certain information with respect to the beneficial ownership of our common stock as of November 30, 2007 for:

-	each beneficial owner of more than 5% of our outstanding common stock;

-	each of our executive officers;

-	each of our directors; and

-	all of our executive officers and directors as a group.

     In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act based on information provided to us by our controlling shareholder, executive officers and directors, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after November 30, 2007. Applicable percentages are based on 63,187,764 shares of common stock outstanding on November 30, 2007.

Shares Beneficially Owned
5% Beneficial Owners, Directors and Executive Officers:(1)
	Number	Percent
Asi Shalgi (2)	--	--
Alex Werber	--	--
Yair Aloni (3)	--	--
Yossi Raz	--	--
Carrigain Investment Ltd. (4)	42,000,000	66.5
All executive officers and directors as a group (4 persons)	--	--

(1)	Except as otherwise indicated, addresses are c/o Global Energy Inc., 415 Madison Avenue, 15th Floor, New York, NY 10017.

(2)	None of the options held by Asi Shalgi are currently exercisable or exercisable within 60 days after November 30, 2007.

(3)	None of the options held by Yair Aloni are currently exercisable or exercisable within 60 days after November 30, 2007.

(4)

Carrigain Investment Ltd. ("Carrigain") is controlled jointly by Ariel Malik and Zeev Bronfeld each holding 50% of Carrigain's common shares. Effectively, therefore, each of Mr. Malik and Mr. Bronfeld beneficially owns 33.25% of our shares. The address of Carrigain is Jasmine Court, Regent Street, Belize City, Belize.

DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share.

      As of November 30, 2007, there were 63,187,764 shares of our common stock outstanding held by sixty four (64) stockholders of record and options to purchase 6,155,021 shares of our common stock.

Common Stock

     The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors.

     In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Nevada Anti-Takeover Laws

     Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

     The transfer agent and registrar for our common stock is Worldwide Stock Transfer, LLC.

PLAN OF DISTRIBUTION

     Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDER

     The shares of common stock being offered by the selling stockholder are issuable upon conversion of the convertible debentures and upon exercise of the warrants. For additional information regarding the issuance of those convertible notes and warrants, see “Private Placement of Convertible Debentures and Warrants”. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except as otherwise noted and except for the ownership of the convertible debentures and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholder has not had any material relationship with us within the past three years.

     The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible debentures and warrants, as of November 30, 2007, assuming conversion of all convertible debentures and exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on conversions or exercise.

     The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

     In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of (i) 6,000,000 conversion shares issued and issuable pursuant to the convertible debentures, and (ii) 600,000 warrant shares issued and issuable pursuant to the warrants. Because the conversion price of the convertible debentures and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

     Under the terms of the convertible debentures and the warrants, a selling stockholder may not convert the convertible debentures or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible debentures which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Maximum Number of
	Number of Shares	Shares	Number of Shares
Name of Selling	Beneficially Owned	to be Sold Pursuant to	Beneficially Owned
Stockholder	Prior to Offering	this	After Offering
Prospectus

YA Global Investments, L.P. (1)	1,509,090(2)	6,600,000	--

(1) YA Global Investments, L.P. (formally Cornell Capital Partners, L.P.) is a Cayman Island exempt limited partnership. YA Global is managed by Yorkville Advisors, LLC. Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager.

(2) Represent shares of Common Stock issuable upon conversion of currently outstanding debentures and warrants.

LEGAL MATTERS

     The validity of the shares of common stock being offered pursuant to this prospectus has been passed upon by Clark Wilson LLP, Vancouver, British Columbia, Canada.

EXPERTS

     The consolidated financial statements of Global Energy Inc. for the fiscal year ended December 31, 2006, have been audited by Vellmer & Chang, chartered accountants, independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act, with respect to the shares offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are contained in exhibits and schedules as permitted by the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; you should read any such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, and any discussion of such exhibits is qualified in its entirety by reference to the exhibits.

     We are subject to the informational requirements of the Exchange Act and file reports and other information with the Commission. Reports and other information which we file with the Commission, including the registration statement on Form SB-2 of which this prospectus is a part, may be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Our Internet address is www.global-nrg.biz. Information contained on our website does not constitute a part of this prospectus.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)

I N D E X

Report of Independent Registered Public Accounting Firm
(Vellmer & Chang)	F-2

Balance Sheets
December 31, 2006 and 2005	F-3

Statements of Operations
Years Ended December 31, 2006 and 2005	F-4

Statements of Stockholders' Equity
Years Ended December 31, 2006 and 2005	F-5

Statements of Cash Flows
Years Ended December 31, 2006 and 2005	F-6

Notes to Financial Statements	F-7 to F-13

Vellmer & Chang
Chartered Accountants
406 – 455 Granville Street
Vancouver, B.C., V6C 1T1
Tel: 604-687-3776
Fax: 604-687-3778

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GLOBAL ENERGY INC.
(A development stage company)

We have audited the balance sheets of Global Energy Inc. (“the Company”) (a development stage company) as at December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity, and cash flows from July 7, 2005 (date of becoming a development stage company) to December 31, 2006 and statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and for the period from July 7, 2005 (date of becoming a development stage company) to December 31, 2006 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred operating losses. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“VELLMER & CHANG”
February 9, 2007	Chartered Accountants

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS AT DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

	2006	2005
	$	$

ASSETS

CURRENT ASSETS

Cash and cash equivalents	10,633	25,183
TOTAL CURRENT ASSETS	10,633	25,183
TOTAL ASSETS	10,633	25,183

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES

Accounts payable	10,019	18,551
Promissory note payable	28,000	0
Demand loans payable – Related parties	18,000	0
TOTAL CURRENT LIABILITIES	56,019	18,551
STOCKHOLDERS' EQUITY (DEFICIENCY)

Common stock, $0.001 par value;
Authorized - 25,000,000 shares
Issued and outstanding – 5,981,764 shares
(2005 - 4,650,000 shares)	5,982	4,650
Additional paid-in capital	116,836	104,850
Share subscription received	4,139	-
Accumulated (deficit) during development stage	(98,998)	(29,523)
(Deficit)	(73,345)	(73,345)
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	(45,386)	6,632
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	10,633	25,183

NATURE OF OPERATIONS AND GOING CONCERN (Note 1)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
FINANCIAL STATEMENTS.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

			Cumulative
			from
			July 7, 2005
			to
			December 31
	2006	2005	2006
	$	$	$
OPERATING EXPENSES

General and administration	(69,475)	(62,460)	(98,998)
NET (LOSS) FROM CONTINUING OPERATIONS	(69,475)	(62,460)	(98,998)

NET INCOME FROM DISCONTINUED OPERATIONS
(NET OF TAX)	-	68,020	-
NET INCOME (LOSS) FOR THE PERIOD	(69,475)	5,560	(98,998)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE
NET (LOSS) FROM CONTINUING OPERATIONS	(0.01)	(0.01)
NET INCOME FROM DISCONTINUED OPERATIONS	0.00	0.01
NET INCOME (LOSS) FOR THE YEAR	(0.01)	0.00
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	4,901,758	4,650,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
FINANCIAL STATEMENTS.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

	Common Stock

									Accumulated
									(Deficit)				Total
					Additional		Share		During				Stockholder
					Paid-in		subscription		Development				Equity
	Shares		Amount		Capital		received		Stage		(Deficit)		(Deficiency)
		$		$		$		$		$		$

Balance
December 31, 2004	4,650,000		4,650		104,850		-		-		(108,428)		1,072

Net (loss) for the period									(29,523)
	-		-		-		-				35,083		5,560

Balance									(29,523)
December 31, 2005	4,650,000		4,650		104,850		-				(73,345)		6,632

Net (loss) income for the									(69,475)
period	-		-		-		-				-		(69,475)

Equity Issuance on	1,331,764		1,332		11,986		-				-		13,318
October 24, 2006

Share subscription
received							4,139						4,139

Balance
December 31, 2006	5,981,764		5,982		116,836		54,139		(98,998)		(73,245)		(45,386)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

			Cumulative
			from
			July 7, 2005
			to
			December 31
	2006	2005	2006
	$	$	$

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net (loss) income for the period	(69,475)	5,560	(98,998)

Item not involving cash
Depreciation and depletion	-	1,127	-
Gain on disposal of assets	-	(38,411)	-
Changes in assets and liabilities
Decrease in amounts receivable	-	16,312	-
Increase (Decrease) in accounts payable	(8,532)	(11,465)	(21,827)
Net cash (used in) provided by operating activities	(78,007)	(26,877)	(120,825)

CASH FLOWS USED IN INVESTING ACTIVITY

Net proceeds from sale of petroleum and natural gas resource properties	-	50,000	-

CASH FLOWS PROVIDED BY FINANCING ACTIVITY

Net proceeds from debt issuance	46,000	-	46,000
Net proceeds from issuance common shares	13,318	-	13,318
Share subscription received	4,139		4,139
Net cash provided by financing activities	63,457	-	63,457

NET (DECREASE) INCREASE IN CASH AND
CASH EQUIVALENTS	(14,550)	23,123	(61,507)

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	25,183	2,060	57,368
CASH AND CASH EQUIVALENTS - END OF PERIOD	10,633	25,183	10,633

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
FINANCIAL STATEMENTS.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

1.	NATURE OF BUSINESS AND GOING CONCERN

Global Energy Inc. (the "Company") was organized on February 16, 1999, under the laws of the State of Nevada, U.S.A. The Company originally planned to market plastic cards with embedded microprocessors ("Smart Cards"). However, the Company was unable to complete negotiations to market Smart Cards. By agreement dated June 5, 2003, the Company purchased petroleum and natural gas producing properties and commenced operations as an independent energy company engaged in the acquisition, exploration and development of crude oil and natural gas properties in the United States. The properties consisted primarily of a 6.5% working interest in an oil and gas lease located in Wharton County Texas, a 12.5% working interest in an oil and gas lease located in Live Oak County Texas, and certain other assets ancillary to these oil and gas lease interests.

Effective July 1, 2005, the Company sold all of its oil and gas assets for the sum of $50,000. The sale of these oil and gas assets was completed on July 6, 2005 with a resulting gain on disposition of $38,411. The income and expense relating to these operations have been classified as discontinued operations in the Statement of Operations for all comparative periods (Note 3).

Subsequent to the disposal of the Company’s principal operation – petroleum and natural gas resource properties, the Company is considered as a development stage enterprise since July 7, 2005 as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7 – “Accounting and Reporting by Development Stage Enterprise”. The accompany financial statements has disclosed cumulative amounts since inception (July 7, 2005) of becoming a development stage enterprise, in the statements of operations and cash flows.

As of December 31, 2006, the Company had negative working capital of $45,386, an accumulated deficit of $172,343 and has not yet located a profitable business operation, thereby raising substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. Realizable values may be substantially different from the carrying values shown in the financial statements should the Company be unable to continue as a going concern. Management intends to raise additional equity financing to fund ongoing operations and settle its liabilities as they come due. However, there are no assurances that such financings will be completed. Failure to continue as a going concern would require restatement of assets and liabilities on a liquidation basis, which could differ materially from the going concern basis.

2.	SIGNIFICANT ACCOUNTING POLICIES

	(a)	Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

	(b)	Cash Equivalents

Cash equivalents comprise of certain highly liquid instruments with a maturity of three months or less when purchased. As of December 31, 2006 and 2005, there were no cash equivalents.

	(c)	Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of December 31, 2006 and 2005, the Company has no funds placed in a bank beyond insured limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

	(d)	Revenue Recognition

Prior to their disposition, the Company recognized petroleum and natural gas revenues from its interests in producing wells as petroleum and natural gas was produced and sold from these wells. The Company had no gas balancing arrangements in place. Petroleum and natural gas sold is not significantly different from the Company's product entitlement.

	(e)	Asset Retirement Obligations

The Company recognizes a liability for future retirement obligations associated with the Company's capital assets. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted rate. This liability is capitalized as part of the cost of the related asset and amortized over its productive life. The liability accretes until the Company settles the obligation. As of December 31, 2006 and 2005, the Company had no significant asset retirement obligations.

	(f)	Foreign Currency Translation

The Company maintains its accounting records in U.S. dollars.

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated into U.S. dollars by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

	(g)	Petroleum and Natural Gas Interests

While the oil and gas assets were owned, the Company followed the full cost method of accounting for petroleum and natural gas operations. Under this method all costs related to the exploration for and development of petroleum and natural gas reserves are capitalized on a country-by-country basis. Costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from the sale of properties are applied against capitalized costs, without any gain or loss being recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

Depletion of exploration and development costs and depreciation of production equipment is provided using the unit-of-production method based upon estimated proven petroleum and natural gas reserves. The costs of significant unevaluated properties are excluded from costs subject to depletion. For depletion and depreciation purposes, relative volumes of petroleum and natural gas production and reserves are converted into equivalent units based upon relative energy content.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d) (g) Petroleum and Natural Gas Interests (cont’d)

In applying the full cost method, the Company performed a ceiling test whereby the carrying value of petroleum and natural gas interests and production equipment, net of deferred income taxes, was compared periodically to an estimate of future net cash flow from the production of proven reserves. Net cash flow was estimated using period end prices, less estimated future expenditures to be incurred in developing and producing the proved reserves and income taxes. Should this comparison indicate an excess carrying value, the excess would be charged against earnings.

Prior the disposition of the oil and gas assets, substantially all of the Company's petroleum and natural gas exploration, development and production activities were conducted jointly with others and, accordingly, the accounts reflected the Company's proportionate interest in such activities.

(h)	Impairment

The Company has adopted SFAS 144, "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG- LIVED ASSETS" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 144 established a single accounting model for long-lived assets to be disposed of by sale.

(i)	Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Fair value approximates the amounts reflected in the financial statements for cash, amounts receivable and accounts payable. Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

(j)	Income Taxes

The Company has adopted SFAS 109, "ACCOUNTING FOR INCOME TAXES", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(k)	Earnings (Loss) Per Share

Net earnings (loss) per share is provided in accordance with SFAS 128, "EARNINGS PER SHARE". Basic earnings (loss) per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects per share amounts that would have resulted if dilutive common stock equivalents had been converted to common stock. As of December 31, 2006 and 2005, the Company has no dilutive common stock equivalents such as stock options.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

	(l)	Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS 151, "INVENTORY COSTS", which revised ARB 43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43. In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion to be based on normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 151 will have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS 153, "EXCHANGES OF NONMONETARY ASSETS", which changes the guidance in APB Opinion 29, "ACCOUNTING FOR NONMONETARY TRANSACTIONS". This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 153 will have a material impact on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, entitled Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The adoption of SFAS 154 did not impact the financial statements.

The FASB has issued FIN 48 which prescribes rules for the financial statements accounting for uncertainty in income tax positions. FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. The criteria for asset recognition is that it is more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes is the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for the Company’s fiscal 2007 year. The Company does not anticipate the adoption of FIN 48 will have a material impact on the Company’s financial position, results of the operations, or cash flows.

(m)	Intangible Assets

The Company has adopted SFAS 142, "GOODWILL AND OTHER INTANGIBLE ASSETS", which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life or estimated useful life.

The Company does not have any goodwill nor intangible assets with indefinite or definite life since inception.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

	(n)	Accounting for Derivative Instruments and Hedging Activities

The Company has adopted SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", which requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes.

	(o)	Advertising Expenses

The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the years ended December 31, 2006 and 2005.

	(p)	Stock-Based Compensation

During the year, the Company adopted SFAS No. 123 (revised), "Share-Based Payment", to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123 (revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The adoption of SFAS No. 123 (revised) did not have a material impact on the Company’s financial statements.

The Company did not grant any stock options during the period ended December 31, 2006 and there is no stock options outstanding as at December 31, 2006.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

3.	DISPOSAL OF PETROLEUM AND NATURAL GAS RESOURCE PROPERTIES

The following table summarizes the result of discontinued operations for the years ended December 31, 2006 and 2005:

		2006		2005
	$		$

Revenue		-		42,631
Income from discontinued operations
(net of tax)		-		29,609
Gain on disposal of oil and gas properties (net of tax)		-		38,411
Net income from discontinued operations (net of tax)		-		68,020

4.	PROMISSORY NOTE PAYABLE

On September 1, 2006, the Company issued a promissory note of $28,000 to a third party. The promissory note payable is unsecured, bearing interest rate at 3% per annum and due on demand.

5.	DEMAND LOAN PAYABLE – RELATED PARTIES

The Company borrowed a total sum of $18,000 from 4 substantial shareholders of the Company on May 4, 2006, $4,500 from each. The demand loan payable is unsecured, non-interest bearing and due on demand.

6.	STOCKHOLDERS EQUITY

On October 24, 2006, the Company issued 1,331,764 common stock at $0.01 per share for a total proceeds of $13,318.

As at December 31, 2006, the Company received share subscription of $4,139 which was issued subsequent to the year end. (See Note 11)

7.	INCOME TAXES

(a) The Company has estimated net losses for tax purposes to December 31, 2006, totaling approximately $172,000, which may be applied against future taxable income until 2019 to 2026.

Accordingly, there is no tax expense charged to operations for the years ended December 31, 2006 and 2005. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income/loss.

GLOBAL ENERGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(EXPRESSED IN U.S. DOLLARS)

(b)	The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

		2006		2005
	$		$

Tax loss carryforwards		60,000		35,000
Valuation allowance		(60,000)		(35,000)
		-		-

8.	RELATED PARTY TRANSACTIONS

During the year ended December 31, 2006, the Company was charged $19,144 (2005 - $8,973) for accounting and administration fees. In 2006, the fees were paid to Jamco Capital partners Inc., a company controlled by the current President of the Company. In 2005, the fees were paid to by Chase Management Ltd., a company controlled by the former President of the Company. As of December 31, 2006, no amount remained unpaid by the Company for past fees and disbursements incurred on behalf of the Company.

9.	SEGMENT REPORTING

In June 1997, SFAS 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION", was issued. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available and that are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

Prior to the disposition of the oil and gas assets, the Company had one reportable segment, the exploration and development of oil and gas properties. Due to the disposition of such properties, the results of operations related to these properties have been classified as relating to discontinued operations.

10.	COMPREHENSIVE INCOME

There are no adjustments necessary to the net income (loss) as presented in the accompanying statements of operations to derive comprehensive income in accordance with SFAS 130, “Reporting Comprehensive Income”.

11.	SUBSEQUENT EVENTS

On February 7, 2007, the Company issued a total of 17,031,000 common shares at a price per share of $0.01 for aggregate consideration of $170,310 of which $40,910 was paid in cash and $129,400 was paid via the issuance of notes payable having maturities ranging from 90 days to one year. As at December 31, 2006, $4,139 of the proceeds had been collected and recorded as the share subscription received in the stockholders’ equity. The Company expects such funding to be sufficient to enable it to discharge certain of its existing liabilities and to fund its operations for the ensuing 6-9 months unless additional business investments are made thereby requiring additional funding. In addition, in February of 2007, the Company took steps to increase the number of authorized common shares from the existing 25 million to 250 million in contemplation of future equity financings.

12.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to various possible contingencies which are derived primarily from interpretations of federal and state laws and regulations affecting the oil and gas industry. Although management believes it has complied with the various laws and regulations, new rulings and interpretations may require the Company to make future adjustments.

GLOBAL ENERGY INC.
(A development stage company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2007
IN U.S. DOLLARS

UNAUDITED

F-15

GLOBAL ENERGY INC.
(A development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)

	September 30,	December 31,
	2007	2006
	Unaudited	Audited
A s s e t s

CURRENT ASSETS:
Cash and cash equivalents	$21	$11
Other accounts receivable	44
T o t a l current assets	65	11
Long Term Deposits	18
PROPERTY AND EQUIPMENT,	195
T o t a l assets	$278	$11

Liabilities net of capital deficiency

CURRENT LIABILITIES:
Accounts payables	$61	$10
Demand loans payable – related parties	18	18
Promissory note payable		28
Debentures convertible into shares	383
Other accounts payable and accrued expenses	120
T o t a l current liabilities	582	56

CAPITAL DEFICIENCY:
Share capital (Note 2) -
Common shares of $0.001 par value each:
Authorized: 250,000,000 shares and 25,000,000 at September
30, 2007 and December 31, 2006, respectively;
Issued and outstanding: 63,187,764 shares and 5,981,764 shares
at September 30, 2007 and December 31, 2006, respectively	63	6
Additional paid-in capital	978	117
Share subscription received		4
Receivables in respect of shares issued	(225)
Accumulated deficit during development stage	(1,047)	(99)
Accumulated deficit before development stage	(73)	(73)
T o t a l capital deficiency	(304)	(45)
T o t a l liabilities net of capital deficiency	$278	$11

The accompanying notes are an integral part of the consolidated financial statements.

F-16

GLOBAL ENERGY INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except share and per share data)

					From July 7,
	Nine months ended		Three months ended		2005 through
	September 30		September 30		September 30,
	2007	2006	2007	2006	2007(see note 1a3)
		Unaudited			Unaudited

OPERATING EXPENSES -
General and administrative
expenses (**)	800	49	394	12	899
Expenses in respect of the
convertibles debentures.	148		148		148

NET LOSS FOR THE PERIOD	948	49	542	12	1,047

BASIC AND DILUTED NET
LOSS PER SHARE	0.02	0.01	0.01	*

WEIGHTED AVERAGE
NUMBER OF SHARES USED
IN COMPUTING BASIC AND
DILUTED NET LOSS PER
SHARE	43,157,808	4,650,000	63,187,764	4,650,000

*	Representing an amount less than $0.01.
**	In the nine and three months period ended September 30, 2007 – includes share-based compensation.

The accompanying notes are an integral part of the consolidated financial statements.

F-17

GLOBAL ENERGY INC.
(A development stage company)
CONDENSED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY
(U.S. dollars in thousands, except share data)

						Deficit	Deficit
						accumulated	accumulated
			Additional	Share	Receivables	during the	before the	Total
	Share capital		paid-in	Subscription	in respect of	development	development	capital
	Number	Amount	capital	received	share issued	stage	stage	deficiency

BALANCE AS OF JANUARY 1,
2007	5,981,764	6	117	4		(99)	(73)	(45)
CHANGES DURING THE
PERIOD OF NINE MONTHS
ENDED September 30, 2007
(unaudited):
Issuance of warrants net of
issuance expense			246					246
Issuance of shares	57,206,000	57	515	(4)	(225)			343
Net loss for the period						(948)		(948)
Share based compensation
expenses			100					100

BALANCE AS OF SEPTEMBER
30, 2007 (unaudited)	63,187,764	$63	$978	$-	$(225)	$(1,047)	$(73)	$(304)

The accompanying notes are an integral part of the consolidated financial statements.

F-18

GLOBAL ENERGY INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

			Cumulative
			from July 7,
	Nine months ended		2005 through
	September 30		September 30,
	2007	2006	2007(see note 1a3)
	(Unaudited)		(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(948)	$(49)	$(1,047)

Adjustments required to reconcile net loss to net cash used
in operating activities:
Share based compensation expenses	100		100
Expenses in respect of the convertibles debentures	148		148
Increase in other accounts receivable	(44)		(44)
Increase in accounts payables	51		61
Increase (decrease) in other accounts payable and
accrued expenses	92	(18)	60
Net cash used in operating activities	(601)	(67)	(722)
Cash flows from investing activities:

Lease deposits	(18)		(18)
Payment for purchasing of Fix Assets	(195)		(195)
Net cash used in investing activities	(213)		(213)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares	343		361
Proceeds from debt issuance		46	46
Proceeds from issuance of convertible debentures and
warrants net of issuance expenses	481		481
Net cash provided by financing activities	824	46	888

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	10	(21)	(47)
CASH AND CASH EQUIVALENTS AT BEGINNING
OF PERIOD	11	25	68
CASH AND CASH EQUIVALENTS AT END OF
PERIOD	$21	$4	$21

NON-CASH TRANSACTION -
redemption of promissory note into share, see note 2b	$28	-;-	-;-

The accompanying notes are an integral part of the consolidated financial statements.

F-19

GLOBAL ENERGY INC.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a.	General:

	1)	Global Energy Inc. ("the Company") was incorporated under the laws of the State of Nevada on February 16, 1999.

	2)	Effective July 1, 2005, the Company sold all of its oil and gas assets for the sum of $50 thousands. The sale of these oil and gas assets was completed on July 6, 2005.

3)

Subsequent to the disposal of the Company’s principal operation – petroleum and natural gas resource properties, the Company is considered as a development stage enterprise since July 7, 2005, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7 – “Accounting and Reporting by Development Stage Enterprise”. The accompanying financial statements has disclosed cumulative amounts since inception (July 7, 2005) of becoming a development stage enterprise, in the statements of operations and cash flows.

4)

On May 2, 2007 the Company entered into an agreement with AlphaKat GmbH, a privately-held (“AlphaKat”) in order to cooperate in commercialization of AlphaKat technology of producing mineral diesel oil from municipal waste. On July 10, 2007 the Company entered into an agreement with AlphaKat to incorporate and operate a company, to be named AlphaKat - Global Energy Inc. (“AGEI”). Each side will hold 50% of the shares of AGEI. AGEI is to provide worldwide marketing and sales of machines which converts hydrocarbon waste into diesel oil.

5)

In May 2007 the Company established two subsidiaries in Israel: Global Fuel Israel Ltd (“Fuel”) and Global N.R.G. Pacific (“Pacific”). Fuel will render services to the Company, the nature and the scope of the services is not yet defined. Pacific will act as the agriculture length on the Company future activities in the Bio Diesel field.

6)

The accompanying unaudited interim consolidated financial statements as of September 30, 2007 and for the nine and three months then ended, have been prepared in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2007, are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

	7)	Going concern considerations

As of September 30, 2007, the Company had negative working capital of approximately $517 thousands and an accumulated deficit of approximately $1,120 thousands. The Company's ability to continue to operate as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. The Company has no revenues and has incurred recurring operating losses and an accumulated deficit and has a negative cash flow from operating activities.

F-20

GLOBAL ENERGY INC.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

In the event the Company is unable to successfully raise capital and generate revenues, it is unlikely that the Company will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all. These conditions raise substantial doubt about the Company's ability to continue to operate as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainly.

b.	Share-based payment

The Company implements Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-based Payment” (“FAS 123(R)”). FAS 123(R) requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period, net of estimated forfeitures. The company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule using the accelerated method of amortization under FAS 123(R) over the requisite service period for the entire awards.

On March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”). SAB 107 provides supplemental implementation guidance on FAS 123(R), including guidance on valuation methods, inventory capitalization of share-based compensation cost, income statement effects, disclosures and other issues. SAB 107 requires share-based payment to be classified in the same expense line items as cash compensation. The company has applied the provisions of SAB 107 in its adoption of FAS 123(R).

The Company accounts for equity instruments issued to third party service providers (non- employees) in accordance with the fair value based on an option-pricing model, pursuant to the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. The fair value of the options granted is revalued over the related service periods and recognized over the vesting period.

c.	Recently adopted Accounting Pronouncements

Effective January 1, 2007 the Company adopted the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS 109, “Accounting For Income Taxes”, which was issued in July 2006. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. The adoption results no cumulative impact on retained earnings.

F-21

GLOBAL ENERGY INC.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Recently issued:

1)

On September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the fiscal year beginning after November 15, 2007 (as of January 1, 2008 for the Company). The Company is currently evaluating the impact of the provisions of SFAS 157 on its financial position and results of operations.

2)

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). Under SFAS 159, the Company may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS 133 hedge accounting are not met. SFAS 159 is effective for years beginning after November 15, 2007 (as of January 1, 2008 for the Company. The Company is currently evaluating the impact of adopting SFAS 159 on its financial position, cash flows, and results of operations

3)

On June 2007, the FASB reached a final consensus on Emerging Issues Task Force Issue 07-3, “Accounting for Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF 07-03”). The consensus reached by the FASB requires companies involved in research and development activities to capitalize such non-refundable advance payments for goods and services pursuant to an executory contractual arrangement because the right to receive those services in the future represents a probable future economic benefit. Those advance payments will be capitalized until the goods have been delivered or the related services have been performed. The consensus on EITF 07-03 is effective prospectively for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted

NOTE 2 - SHARE CAPITAL:

a.	On February 7, 2007, the Company issued a total of 17,031,000 common shares at a price per share of $0.01 for consideration of approximately $170 thousands.

b.

On April 30, 2007, the Company issued a total of 40,175,000 common shares at a price per share of $0.01 for consideration of approximately $402 thousands of which approximately $47 thousands was paid in cash, $28 thousands was paid by redemption of $28 thousands promissory note and approximately $327 thousands was paid via the issuance of notes receivables having maturities up to one year. As at September 30, 2007, $225 thousands have not been yet collected.

c.

On April 30, 2007 the Company appointed Mr. Asi Shalgi as President and Chief Executive Officer. Mr. Asi Shalgi has been granted 5,055,021 warrants to purchase common shares of the Company at an exercise price of US $0.01 per share, the expiration date of the warrants is April 30, 2012, the warrants vest in four equal installments.

F-22

GLOBAL ENERGY INC.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

NOTE 2 - SHARE CAPITAL (continued):

d.

On May 1, 2007 the Company entered into agreement with Dr. Irit Arbel to provide investor relations and marketing services to the Company. Under the terms of the Agreement, Dr. Irit Arbel received 400,000 warrants to purchase common shares of the Company, 200,000 warrants are vested immediately and 200,000 warrants will be vested gradually until May, 1 2008, at an exercise price of US $0.01 per share. The expiration date of the warrants is May 1, 2012.

NOTE 3 - CONVERTIBLE DEBENTURES AND WARRANTS

On July 6, 2007, the Company signed a Security Convertible Debenture agreement ("Agreement") with YA Global Investments, L.P. (“YA Global”) formerly named Cornell Capital Partners L.P., according to which YA Global shall purchase Security Convertible Debenture up to total consideration of $4,000,000.

The first installment of $500,000 was received and the Security Convertible Debenture (the “Debenture”) was issued to YA Global. The Security Convertible Debenture can be converted into the common shares of the Company in conversion rate of $2.2 for each share. The Security Convertible Debenture bears an annual interest of 10%. The payments of the principals and the accrued interest will commence on July 31, 2008 and continuing on each successive month thereafter. In conjunction with this financing, the Company committed to issue 300,000 warrants to purchase 300,000 common shares of the Company, exercisable for five years at an exercise price of $2.35 and 300,000 warrants to purchase 300,000 common shares of the Company, exercisable for five years at an exercise price of $2.50. The conversion of the debentures and the exercise of the warrants are subject to further adjustments and condition as further set out in the Debenture Agreement.

NOTE 4 - SUBSEQUENT EVENTS:

a.

On October 2007, the Company established Global Energy Ethiopia PLC (“Global Ethiopia”) in Ethiopia; the Company holds 99.9% of Global Ethiopia. On October 2007 Global Ethiopia entered into lease agreements with the Southern Nations Nationalities People's Regional State, Ethiopia ("SNRS") for a 50 year lease of: 20,000 hectares of rural land located in the Gamo Gofa zone in the SNRS for the purpose of cultivating castor seeds; and 15 hectares of land located in the Gamu Gofa zone, Kucha Woreda, in the SNRS for the purpose of operating an oil crushing plant through an existing facility on the property.

b.

On October 23, 2007, the Company issued another 10% Debenture to YA Global, for gross proceeds of $1,500,000 (refer to note 3). The Company received the second installment upon the satisfactory completion of YA Global’s comprehensive due diligence review of our KDV technology. The Debenture matures on October 31, 2010 and is convertible by the Debentureholder into common shares at a fixed conversion price of $2.20 per share subject to further adjustment as further set out in the Debenture Agreement.

F-23

GLOBAL ENERGY INC.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS (Continued)

NOTE 4 - SUBSEQUENT EVENTS (continued):

c.

On October 20, 2007 the company entered into an agreement for consulting services with Trianon Partners ("Trianon") and as of October 24, 2007 the Company entered into a Joint Development Agreement with Trianon. In consideration of the consulting services to be provided by Trianon, the Company agreed to pay Trianon a fixed fee of $250,000 which is to be paid in $10,000 monthly installments once the Company determines to commence the construction of the plant with the balance to be paid upon mechanical completion of the plant. In the consideration of the Joint Development the Company agreed to grant an exclusive license to Trianon, throughout the states of Texas, New York and New Jersey to be formed with AlphaKat, to market systems that use a proprietary biodiesel technology for the conversion of waste to biodiesel.

d.

On November 2, 2007 the Company issued 400,000 stock options to directors and officers. The options will be exercisable at a price of $0.56 per share until November 2, 2012. The options were issued in accordance with the terms of the 2007 Stock Option Plan.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     We are a Nevada corporation and certain provisions of the Nevada Revised Statutes and our articles of incorporation provide for indemnification of our officers and directors against liabilities which they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our Articles of Incorporation and to the statutory provisions.

Indemnification of Office Holders under Nevada Law

     Section 78.7502(1) of the Nevada Revised Statutes authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or corporate agent in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     Section 78.7502(2) of the Nevada Revised Statutes also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the Nevada Revised Statutes requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the Nevada Revised Statutes limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled of an undertaking to indemnification.

     Section 78.751(3)(a) provides, subject to certain exceptions, that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under the articles of association, any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Indemnification of Office Holders under Corporate Documents

     Our articles of incorporation, in accordance with Section 78.138 (7), provide that no director or officer of our company shall be personally liable to our company or to any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or commission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts of omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of our company for acts or omissions prior to such repeal or modification.

     Our bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of our company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including moneys' fees. judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

     Our board of directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     Our board of directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth an estimate of the costs and expenses payable by our company in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$92
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Printing expenses	2,000
Miscellaneous	$908
Total	23,000

Item 26. Recent Sales of unregistered Securities.

     During the past three years, we have sold and issued the following unregistered securities: On October 24, 2006, we issued a total of 1,331,764 shares of common stock at a price per share of US$0.01 for an aggregate consideration of $13,317.64. We issued the securities to ten (10)

non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

     On February 7, 2007, we issued a total of 17,031,000 shares of common stock at a price per share of US$0.01 to 21 investors for an aggregate consideration of $170,310 of which $40,910 was paid in cash and $129,400 was paid by the issuance of a note payable with maturities ranging from 90 days to one year. We issued the securities to the investors who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

     On April 30, 2007, we issued 40,175,000 shares to 12 investors at a purchase price per share of US$0.01 for an aggregate consideration of $401,750 of which approximately $47,000 was paid in cash, approximately $28,000 was by redemption of promissory notes and approximately $327,000 was paid by the issuance of notes receivables having maturities up to one year. As of September 30, 2007, an amount of $225,000 has not been collected yet. We issued the securities to investors who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

     On April 30, 2007, we granted 5,055,021 stock options exercisable for five years at an exercise price of $0.01 per share to Asi Shalgi, the new President of the Company. On May 1, 2007, we granted options to purchase 400,000 shares of common stock exercisable for five years at an exercise price of $0.01 per share to Dr. Arbel, the new Investor Relations and Marketing Advisor of the Company. We issued the stock options to non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

     On July 10, 2007, we issued a 10% secured convertible debenture, for gross proceeds of $500,000, as a part of a private placement of up to $4,000,000 in value of debentures to the same investor. In conjunction with this financing, we issued warrants to purchase 300,000 shares of common stock exercisable for five years at an exercise price of $2.35 and warrants to purchase additional 300,000 shares of common stock exercisable for five years at an exercise price of $2.50. We paid a cash commission of 7%, a structuring fee of $20,000 and $30,000 in expense reimbursement to Yorkville Advisors LLC.

     The 10% secured convertible debentures, which, as amended, mature on October 31, 2010, are convertible by the debenture holder into common shares at a fixed conversion price of $2.20 per share. The debentures are secured against all our assets.

     On October 23, 2007, we issued an additional 10% Secured convertible debenture for an aggregate consideration of $1,500,000. The debenture matures on October 31, 2010 and is convertible by the debenture holder into common shares at a fixed conversion price of $2.20 per share subject to further adjustment as further set out in the debenture. The debenture is secured against all our assets.

     The Debenture was issued pursuant to the exemption from registration under the Securities Act provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the Securities Act to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the Securities Act.

     On November 2, 2007, we issued stock options under the 2007 Plan to our directors to purchase in the aggregate 700,000 shares of common stock, of which options to purchase 350,000 shares of our common stock were forfeited upon the resignation of one of our directors on November 20, 2007. The options will be exercisable at a price of $2.20 per share until November 2, 2012. The options were issued pursuant to the exemption from registration under the Securities Act provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the Securities Act.

Item 27. Exhibits

     See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form SB-2, which Exhibit Index is incorporated herein by reference.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 5th day of December, 2007.

GLOBAL ENERGY INC.

By:	/s/Asi Shalgi
President & Chief Executive Officer

     We, the undersigned directors and/or officers of Global Energy Inc. (the “Company”), hereby severally constitute and appoint Asi Shalgi and Alex Werber, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form SB-2 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Asi Shalgi	President, Chief Executive Officer &	December 5, 2007
Asi Shalgi	Director
(principal executive officer)
/s/ Alex Werber	Treasurer & Chief Financial Officer	December 5, 2007
Alex Werber	(principal financial officer and principal
accounting officer)

/s/ Yair Aloni	Director	December 5, 2007
Yair Aloni

EXHIBIT INDEX

Exhibit
Number	Description
3.1

Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant's quarterly report on Form 10-QSB/A for the quarter ended March 31, 2003, filed with the Commission on April 14, 2004) as amended by Certificate of Amendment (incorporated by reference to Exhibit 99.1 to the Registrant's current report on Form 8-K filed with the Commission on March 26, 2007).

3.2	Bylaws (incorporated by reference to Exhibit 3.(II) to the Registrant's Form 10-SB12G as filed with the Commission on November 10, 1999, file number 000-28025).
4.1*	Specimen Certificate for shares of Common Stock
5.1*	Opinion of Clark Wilson LLP.
10.1

Lease Agreements between Global Energy Ethiopia PLC and the Southern Nations Nationalities People's Regional State, Ethiopia (incorporated by reference to Exhibits 10.1 and 10.2 to the Registrant's current report on Form 8-K filed with the Commission on October 12, 2007).

10.2

Shareholders Agreement and Term Sheet with Yanai Man Projects Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the Commission on July 25, 2007).

10.3	Shareholder Agreement with Alphakat GMBH (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K field with the Commission on July 13, 2007).
10.4	Term sheet with Alphakat GMBH (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K field with the Commission on July 13, 2007).
10.5

Securities Purchase Agreement between the Registrant and the Buyer listed on Schedule I attached thereto (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the Commission on July 12, 2007).

10.6	Warrants GEYI-1-1 and GEYI-1-2 (incorporated by reference to Exhibits 10.2 and 10.3 to the Registrant's current report on Form 8-K filed with the Commission on July 12, 2007).
10.7

Registration Rights Agreement between the Registrant and the Buyer listed on Schedule I attached thereto (incorporated by reference to Exhibit 10.4 to the Registrant's current report on Form 8-K filed with the Commission on July 12, 2007).

10.8

Security Agreement between the Registrant and the Buyer (as defined therein) (incorporated by reference to Exhibit 10.5 to the Registrant's current report on Form 8-K filed with the Commission on July 12, 2007).

10.9	Term sheet with Cornell Capital Partners, LP (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the Commission on June 1, 2007).
10.10	DeMonte Associates Investor Relations Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's current report Form 8-K filed with the Commission on May 30, 2007).
10.11	Share Option Plan (incorporated by reference to Exhibit 99 to the Registrant's current report on Form 8-K filed with the Commission on May 21, 2007).
10.12	Employment Agreement with Alex Werber (incorporated by reference to Exhibit 99.1 to the Registrant's current report filed on Form 8-K on May 15, 2007).
10.13	Employment Agreement with Dr. Irit Arbel (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the Commission on May 11, 2007).

10.14	Consulting Service Agreement with Yossi Raz (incorporated by reference to Exhibit 10.1 to the Registrant's current report filed on Form 8-K on May 11, 2007).
10.15	Employment Agreement with Asi Shalgi (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the Commission on May 2, 2007).
10.16	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the Commission on February 9, 2007).
10.17	Form of Subscription Agreement (incorporated by reference to the Registrant's current report Form 8-K field with the Commission on October 30, 2006).
10.18	Form of Promissory Note (incorporated by reference to Exhibit 10.1 the Registrant's current report on Form 8-K filed with the Commission on September 11, 2006).
10.19	Amended and Restated Secured Convertible Debenture No. GEYI-1-1 (incorporated by reference to Exhibit 10.1 the Registrant's current report on Form 8-K filed with the Commission on October 26, 2007).
10.20	Secured convertible debenture no. GEYI-1-2 (incorporated by reference to Exhibit 10.2 the Registrant's current report on Form 8-K filed with the Commission on October 26, 2007).
10.21

Consulting Agreement dated October 20, 2007 between Registrant and Trianon Partners (incorporated by reference to Exhibit 10.6 to the Registrant's quarterly report on Form 10-QSB filed with the Commission on November 19, 2007).

10.22	Employment Agreement dated November 21, 2007 between Global Energy Inc. and Yossi Raz (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the Commission on November 29, 2007).
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of Clark Wilson LLP (included in Exhibit 5.1).
23.2*	Consent of Vellmer & Chang, chartered accountants.
24.1*	Power of Attorney (included on signature page).
__________________ * Filed herewith.